Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
by and between
POLYONE CORPORATION,
POLYONE DESIGNED STRUCTURES AND SOLUTIONS LLC,
and
NLIN PLASTICS LLC
dated as of
June 29, 2017

This document is intended solely to facilitate discussions among the Parties. It is not intended to create, and may not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such Parties and the delivery of an executed copy hereof by each such Party to all other Parties.

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TABLE OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A        Form of Transition Services Agreement
Exhibit B        Secondment Agreement
Exhibit C        Supply Agreement
Exhibit D        Toll Manufacturing Agreement

Sections of Disclosure Schedule
Section 3.04        Non-Contravention
Section 3.05        Financial Statements
Section 3.06(a)    Undisclosed Liabilities
Section 3.06(b)    Subsequent Events
Section 3.07(a)    Tax Claims
Section 3.07(l)        Litigation
Section 3.09(a)    Compliance with Laws
Section 3.10(a)     Employee Plans
Section 3.10(e)    ERISA Matters
Section 3.10(h)    Employee Plans Matters
Section 3.11(a)    Labor Relations
Section 3.12(a)    Real Property
Section 3.12(b)    Real Property – Exceptions
Section 3.13(a)    Registered DSS Intellectual Property
Section 3.13(d)     Intellectual Property Matters
Section 3.14(a)    Material Contracts
Section 3.15        Environmental Matters
Section 3.16        Title to, Condition and Sufficiency of Assets
Section 3.17(a)    Key Customers
Section 3.17(b)    Key Suppliers
Section 3.18        Insurance
Section 3.19(a)    Affiliated Transactions – Individuals
Section 3.19(b)    Affiliated Transactions – Entities
Section 3.19(c)    Shared Contracts
Section 3.20        Bank Accounts
Section 5.01        Conduct of the Business
Section 11.01(a)    Applicable Case
Section 11.01(b)    Knowledge

Schedules
Section 5.10(a)    Name Change Schedule
Section 5.16        Shared Contracts
Section 1.04(d)(vii)    Lien Releases
Section 10.02(a)(iii)    Indemnification

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EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (“Agreement”), dated as of June 29, 2017 (“Effective Date”), is by and among NLIN Plastics LLC, a Delaware limited liability company (“Purchaser”), PolyOne Corporation, an Ohio corporation (“Seller”), and PolyOne Designed Structures and Solutions LLC, a Delaware limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein have the meanings set forth in Section 11.01(a) of this Agreement.
The Company and DSS Canada (collectively, the “DSS Companies”) are engaged in the Business.
Seller is the record and beneficial owner of 100% of the outstanding equity interests of the Company (the “Units”).
Seller desires to sell, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and accept from Seller, all of Seller’s right, title and interest in and to the Units on the terms and subject to the conditions set forth in this Agreement.
In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:
Article 1
Purchase and Sale of Units
Section 1.01.    Purchase and Sale of Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to the Units free and clear of any Liens (other than any applicable restrictions under the Securities Act and other applicable securities Laws).
Section 1.02.    Purchase Price. At the Closing, in consideration for the transfer by Seller to Purchaser of the Units, Purchaser will pay to Seller an aggregate purchase price of $115,000,000, in cash (the “Purchase Price”), by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in accordance with Section 1.04(b)(i). The Purchase Price will be subject to adjustment pursuant to Section 1.03, Section 1.04 and Section 1.05.
Section 1.03.    Estimated Closing Adjustment. Not earlier than 10 days and not later than three days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth Seller’s good faith calculation of (a) the estimated Final Indebtedness (as adjusted by Seller pursuant to this Section 1.03, the “Estimated Indebtedness”), (b) the estimated Final Working Capital (as adjusted by Seller pursuant to this Section 1.03, the “Estimated Final Working Capital”), (c) the estimated Final Transaction Expenses (as adjusted by Seller pursuant to this Section 1.03, the “Estimated Transaction Expenses”), and (d) the

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estimated Final Cash on Hand (as adjusted by Seller pursuant to this Section 1.03, the “Estimated Cash on Hand”). Such statement will be prepared in accordance with the Transaction Accounting Principles. Following the delivery of such statement, Seller shall cooperate in good faith to answer questions raised by Purchaser in connection with its review of such statement, consider in good faith any potential adjustments to such statement raised by Purchaser in good faith prior to the Closing and, if applicable, update such statement accordingly; provided that Purchaser’s review of and commentary regarding such statement shall in no way delay or otherwise affect the timing of the Closing.
Section 1.04.    Closing and Closing Deliveries.
(a)    Closing. The closing (the “Closing”) of the purchase and sale of the Units pursuant to the terms and conditions of this Agreement (the “Purchase and Sale”) will take place at 10:00 a.m. local time at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchaser and Seller may agree (the date on which the Closing occurs, the “Closing Date”). Except as otherwise provided herein, the Closing will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. (Prevailing Eastern Time) on the Closing Date.
(b)    Payments at Closing; Flow of Funds.
(i)    At the Closing, Purchaser shall make the following payments:
(A)    to the accounts designated by Seller, by wire transfer of immediately available funds, an amount equal to the portion of the Company’s Indebtedness set forth on Section 1.04(b)(i)(A) of the Disclosure Schedule (the aggregate amount of such Indebtedness, the “Borrowed Money Indebtedness”) and owing to such Persons as indicated on Section 1.04(b)(i)(A) of the Disclosure Schedule (the recipients of such monies, being collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company to repay such Borrowed Money Indebtedness, including costs and expenses related thereto;
(B)    to the accounts designated by Seller, by wire transfer of immediately available funds, an amount equal to the unpaid DSS Transaction Expenses owing to any Persons (the recipients of such monies, being collectively, the “Transaction Expense Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company to pay such DSS Transaction Expenses; and

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(C)    to the accounts designated in writing by Seller, by wire transfer of immediately available funds, the Estimated Closing Consideration.
No later than two Business Days prior to the Closing Date, Seller shall deliver to Purchaser a flow of funds memorandum setting forth the payments described in this Section 1.04(b)(i) and the wiring instructions with respect to such payments. Purchaser may rely upon such flow of funds memorandum, and in no event will Purchaser have any liability to Seller or any other Person on account of payments made in accordance with such flow of funds memorandum.
(ii)    Prior to the close of business on the Business Day immediately preceding the Closing Date, Seller shall cause all Cash on Hand to be withdrawn from the bank accounts of the Company or otherwise transferred to Seller.
(c)    Deliveries by Purchaser at the Closing. At the Closing, Purchaser will deliver, or cause to be delivered, to Seller the following:
(i)    the Estimated Closing Consideration payable to Seller as set forth in Section 1.04(b)(i);
(ii)    a transition services agreement, substantially in the form of Exhibit A (the “Transition Services Agreement”), duly executed by Purchaser;
(iii)    the Secondment Agreement, duly executed by the Company;
(iv)    the Supply Agreement, duly executed by the Company;
(v)    the Toll Manufacturing Agreement, duly executed by the Company;
(vi)    the certificate to be delivered by Purchaser pursuant to Section 8.03(a)(iii);
(vii)    the certificate of incorporation (or equivalent organizational document) of Purchaser, certified as of a recent date by the Secretary of State of Delaware;
(viii)    a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Purchaser in such jurisdiction; and
(ix)    a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the resolutions of the board of directors (or equivalent governing body) of Purchaser authorizing the Transaction Agreements and the Transactions.

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(d)    Deliveries by Seller at the Closing. At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:
(i)    a membership interest certificate representing all of the Units, together with a duly executed unit powers;
(ii)    the Transition Services Agreement, duly executed by Seller;
(iii)    the Secondment Agreement, duly executed by Seller;
(iv)    the Supply Agreement, duly executed by Seller;
(v)    the Toll Manufacturing Agreement, duly executed by Seller;
(vi)    payoff letters (in form and substance reasonably satisfactory to Purchaser) in respect of each Debt Payoff Recipient evidencing the satisfaction of all Liabilities in respect of the Borrowed Money Indebtedness upon receipt of the amounts set forth therein, together with releases in customary forms (including any necessary UCC termination statements) of all Liens with respect to the equity interests, property and assets of the Company and its Subsidiaries relating to such Borrowed Money Indebtedness concurrently with the repayment of such Borrowed Money Indebtedness;
(vii)    releases in customary forms (including any necessary UCC termination statements) of all Liens identified on Schedule 1.04(d)(vii) with respect to the equity interests, property and assets of the Company and its Subsidiaries;
(viii)    written resignations of each of the officers and managers of the Company;
(ix)    the certificate to be delivered by Seller pursuant to Section 8.02(a)(iii);
(x)    (A) the articles of incorporation of Seller, certified as of a recent date by the Secretary of State of the State of Ohio and (B) the certificate of formation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;
(xi)    (A) a certificate of the Secretary of State of the State of Ohio as to the good standing as of a recent date of Seller in the State of Ohio and (B) a certificate of the Secretary of State of the State of Delaware as to the good standing as of a recent date of the Company in the State of Delaware;
(xii)    (A) a certificate of an officer of Seller, given by such officer on behalf of Seller and not in such officer’s individual capacity, certifying as to the bylaws of Seller and as to resolutions of the board of directors of Seller

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authorizing the Transaction Agreements and the Transactions and (B) a certificate of an officer of the Company, given by such officer on behalf of the Company and not in such officer’s individual capacity, certifying as to the limited liability company agreement of the Company;
(xiii)    with respect to the CT Facilities, all forms required under the CTA to be filed or prepared prior to or upon the Closing in connection with the consummation of the Transactions, including to the extent required and applicable, a Transfer of Establishment (Business Only) Form III (“Form III”), an Environmental Condition Assessment Form (“ECAF”), and a Property Transfer Fee Payment Form, each designating and/or duly executed by Seller as the “certifying party” under the CTA, together with a bank check or money order payable to the Connecticut Department of Energy and Environmental Protection (“CTDEEP”) for the payment of the filing fee required by the CTA;
(xiv)    with respect to the New Jersey Facilities, all forms required under ISRA to be filed or prepared prior to or upon the Closing in connection with the signing of this Agreement and the consummation of the Transactions, including to the extent required and applicable, the GIN, a Remediation Certification Form, a Remediation Cost Review and RFS/FA Form, and an original RFS instrument with a 1% surcharge payment, or a Remediation in Progress Waiver, each designating and/or duly executed by Seller as the “responsible party” under ISRA; and
(xv)    a non-foreign affidavit of Seller prepared in accordance with section 1.1445-2(b)(2) of the Treasury Regulations (the “FIRPTA Certificate”).
Section 1.05.    Purchase Price Adjustment.
(a)    Final Closing Statement. Within 75 days after the Closing Date, Purchaser will cause to be prepared and delivered to Seller a closing statement (the “Final Closing Statement”), setting forth (i) the Final Working Capital, (ii) the Final Indebtedness, (iii) the Final Transaction Expenses and (iv) the Final Cash on Hand, and a balance sheet of the Company as of the open of business on the Closing Date. The Final Closing Statement will be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the Target Working Capital Statement; provided that the "WC Adjustment Asset" identified in the Target Working Capital Statement will not be included in the preparation of the Final Closing Statement.
(b)    Dispute; Final Determination. Within 30 days following receipt by Seller of the Final Closing Statement, Seller will deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Closing Statement; provided, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final Closing Statement if they are the same as the accounting principles, practices, methodologies and policies used in preparing the Target Working Capital Statement. If Seller does not notify Purchaser of a

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dispute with respect to the Final Closing Statement within such 30-day period, such Final Closing Statement will be final, conclusive and binding on the Parties. In the event of such notification of a dispute, the Parties may discuss such dispute during the 15 days after Seller notifies Purchaser of such dispute, and the Parties acknowledge that all discussions related to such dispute are without prejudice communications made in confidence with the intent of attempting to resolve such dispute and are subject to settlement privilege. If the Parties, notwithstanding such discussion, fail to resolve such dispute within 15 days after Seller notifies Purchaser of its objections, then the Parties jointly will engage Deloitte (the “Accounting Firm”) to resolve such dispute within 10 days. As promptly as practicable, but in no event more than 15 days thereafter, the Parties will each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of the dispute to the Accounting Firm, and any item not disputed in such presentation shall be final, binding and non-appealable by the Parties. Purchaser and Seller will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in no event more than 30 days thereafter. The Accounting Firm will determine the amount of the Final Working Capital, Final Indebtedness, Final Transaction Expenses and Final Cash on Hand (in each case, only to the extent such amounts have been disputed by the Seller pursuant to this Section 1.05(b)) and its final determination will be, in each case, neither more favorable to Purchaser than the position taken by Purchaser in the Final Closing Statement, nor more favorable to Seller than the position taken by Seller in its presentation to the Accounting Firm. The Accounting Firm will provide a reasoned written calculation of the Final Working Capital, Final Indebtedness, Final Transaction Expenses and Final Cash on Hand to both Parties, and absent manifest error or manifest disregard of contractual language (including the scope of engagement) by the Accounting Firm, the Final Working Capital, Final Indebtedness, Final Transaction Expenses and Final Cash on Hand as so calculated will be final, binding and non-appealable by the Parties and may be enforced by a court of competent venue and jurisdiction. The costs and expenses of the Accounting Firm will be allocated between Purchaser and Seller based upon the percentage which the portion of the contested amount not awarded to Purchaser and Seller bears to the amount actually contested by such Party. For example, if the adjustment to the Estimated Closing Consideration based on Seller’s calculation of the Final Working Capital, Final Indebtedness, Final Transaction Expenses and Final Cash on Hand is $1,000 greater than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Seller, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.
(c)    Access. For purposes of complying with the terms set forth in this Section 1.05, each Party will cooperate with and make available to the other Parties and their respective Representatives all information, records, data and working papers, and will during normal business hours permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Closing Statement and the resolution of any disputes thereunder.

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(d)    Downward Adjustment. If the Net Adjustment Amount is negative, and the absolute value of the Net Adjustment Amount exceeds $100,000 (the “Collar Amount”), then the Purchase Price will be adjusted downward by the full amount of the absolute value of the Net Adjustment Amount, and Seller will pay or cause to be paid an amount in cash equal to the absolute value of the Net Adjustment Amount to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller. Any such payment is to be made within five Business Days of the date on which the Net Adjustment Amount is finally determined pursuant to Section 1.05(b).
(e)    Upward Adjustment. If the Net Adjustment Amount is positive and exceeds the Collar Amount, then the Purchase Price will be adjusted upward by the full amount of the Net Adjustment Amount, and Purchaser will pay or cause to be paid an amount in cash equal to the Net Adjustment Amount to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five Business Days of the date on which the Net Adjustment Amount is finally determined pursuant to Section 1.05(b).
Section 1.06.    Withholding. Purchaser and each of its agents and the Company shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law; provided, however with respect to any payment to Seller in exchange for the Units, excluding any requirement to withhold as a result of the failure of Seller to deliver the FIRPTA Certificate, that Purchaser will promptly (and, other than in respect of a later change in Law, in any event no later than 5 Business Days prior to the date on which such payment is made) notify Seller of any intention to so deduct and withhold and provide Seller a reasonable opportunity to promptly provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made.
ARTICLE 2
Representations and Warranties of Seller
Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
Section 2.01.    Organization. Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Ohio, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the

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consummation of the Transactions. Complete and correct copies of the Organizational Documents of Seller as currently in effect, have been made available to Purchaser.
Section 2.02.    Authority; Enforceability. Seller has the corporate power and authority to execute and deliver the Transaction Agreements to which it is specified to be a party and to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Seller of the Transaction Agreements to which it is specified to be a party and the consummation by Seller of the Transactions have been duly authorized by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary pursuant to its Organizational Documents or the Laws of its jurisdiction of incorporation to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which Seller is a party or to consummate the Transactions. Each Transaction Agreement to which Seller is specified to be a party has been or, if a Transaction Agreement will be executed and delivered in connection with Closing, will be duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties to the Transaction Agreements, constitutes or will constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).
Section 2.03.    Non-Contravention. The execution, delivery and performance by Seller of the Transaction Agreements to which Seller is specified to be a party and the consummation of the Transactions do not and will not (a) conflict with or violate its Organizational Documents, (b) conflict with or violate any Law applicable to Seller or by which Seller or any of Seller’s respective properties are bound or require any notice to, consent of or filing with any Governmental Authority, except for the Required Regulatory Approval, or (c) require any notice to, consent of or any other action by any Person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which Seller is a party or by which Seller or any of Seller’s respective properties are bound, except, in the cases of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.04.    Litigation. There is no Action pending, or to Seller’s Knowledge, threatened, against, Seller that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. Seller is not subject to any Governmental Order that would reasonably be expected to prevent, enjoin, alter or materially delay the Transactions.
Section 2.05.    Brokers and Finders. Except for William Blair & Company, L.L.C., in connection with the Transactions and the Transaction Agreements, there are no Liabilities or

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claims for brokerage commissions, finders’ fees or similar compensation based on any Contract made by or on behalf of Seller.
ARTICLE 3
Representations and Warranties regarding the Company
Subject to the exceptions set forth in the applicable Sections of the Disclosure Schedule, Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
Section 3.01.    Organization.
(a)    The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite organizational power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign limited liability company in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or be in good standing as a foreign corporation in any jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    DSS Canada is duly incorporated, validly existing and in good standing under the Laws of New Brunswick, Canada, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Complete and correct copies of the Organizational Documents of the Company as currently in effect have been made available to Purchaser, and as so made available, are in full force and effect, and the Company is not in violation of its Organizational Documents.
Section 3.02.    Authority; Enforceability. The Company has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary organizational action on the part of the Company, and no other proceedings on the part of the Company are necessary pursuant to its Organizational Documents or the Laws of its jurisdiction of formation to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or to consummate the Transactions. Each Transaction Agreement to which the Company is a party has been or will be,

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at or prior to the Closing, duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties to the Transaction Agreements (other than Seller or any of its Affiliates), constitutes or will constitute the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions.
Section 3.03.    Capitalization of the Company; No Subsidiaries. All of the Units have been validly issued in accordance with applicable Law and are fully paid, nonassessable and free and clear of any Liens. All of the Units are legally and beneficially owned by Seller free and clear of any Liens (other than any applicable restrictions under the Securities Act and other applicable securities Laws), were issued in compliance with the Securities Act and all other applicable securities Laws and not in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights. Upon transfer of the Units owned by Seller to Purchaser in accordance with the terms of this Agreement, Purchaser will receive title to such Units, free and clear of any Liens (other than any applicable restrictions under the Securities Act and other applicable securities Laws). Other than the Units, there are no membership interests, preferred stock or other equity securities of the Company authorized, reserved, issued or outstanding, and there are no preemptive rights or other options, warrants, puts, calls or other similar rights or agreements with respect thereto (a) convertible or exchangeable into or exercisable for any securities of the Company, (b) giving any Person rights with respect to the issuance, transfer, redemption or acquisition of any equity interests of the Company or (c) otherwise obligating the Company to issue or sell any equity interests of the Company. The Company does not have any outstanding unit appreciation, phantom unit, profit participation or similar rights. Other than the Canadian NewCo which will be incorporated prior to the Closing in accordance with Section 5.19, the Company does not have any Subsidiaries and does not otherwise own or have any direct or indirect equity interest in any other Person, and has not made (or have any contractual obligation to make) any investment in any other Person.
Section 3.04.    Non-Contravention. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate the Company’s Organizational Documents, (b) conflict with or violate any Law applicable to the Company or by which any of the Company’s properties are bound or require any notice to, consent of or any filing with any Governmental Authority, except for the Required Regulatory Approval, or (c)  require any notice to, consent of or any other action by any Person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any Material Contract, any Shared Contract, any Joint Contract or any material Permit, except, in the cases of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 3.05.    Financial Statements.

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(a)    Section 3.05 of the Disclosure Schedule sets forth true and complete copies of the (i) unaudited consolidated balance sheet of the Business as at December 31, 2016 and the related unaudited consolidated income statement for the fiscal year then ended, together with the notes and schedules thereto and an unaudited consolidated interim balance sheet of the Business as of May 31, 2017 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income for the five month period ended May 31, 2017 (collectively, the “Financial Statements”) and (ii) Target Working Capital Statement. The Financial Statements (x) have been prepared from the books and records of the DSS Companies (which books are true and complete in all material respects) and in accordance with the accounting principles, practices, methodologies and policies set forth on Section 3.05 of the Disclosure Schedule (the “Transaction Accounting Principles”) and (y) present fairly, in all material respects, the financial position and results of operations and cash flows of the Business, as of the dates and for the periods presented, on the basis of presentation, in accordance with the Transaction Accounting Principles. There are no material deficiencies or material weaknesses in the design or operation of the internal controls of the DSS Companies that adversely affect the ability of the Business to record, possess, summarize and report financial information or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    All accounts receivable reflected on the Financial Statements represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice and are not subject to any setoffs, counterclaims, credits or other offsets, subject only to the reserve for bad debts set forth on the Interim Balance Sheet. To Seller’s Knowledge, as of the date hereof, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.
(c)    The inventories of the Company, whether reflected on the Financial Statements or subsequently acquired, are in all material respects of a quality and quantity usable or saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established. The inventories of the Company are accurately reflected on the Financial Statements and in the books and records of the Company in accordance with the Transaction Accounting Principles.
Section 3.06.    Undisclosed Liabilities; Events Subsequent to Financial Statements.
(a)    Except (i) as disclosed, set forth or reflected or reserved against on the face of the Financial Statements, (ii) for Liabilities incurred pursuant to this Agreement, (iii) for obligations under any Contract set forth on Section 3.14(a) of the Disclosure Schedule or under Contracts entered into in the ordinary course of business consistent with past practice that are not required to be set forth on Section 3.14(a) of the Disclosure Schedule (but not Liabilities for breach of any such Contract), (iv) for Liabilities incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent

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with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) and (v) for Liabilities set forth on Section 3.06(a) of the Disclosure Schedule, the Company is not subject to any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, other than Liabilities that individually or in the aggregate with other Liabilities that relate to or result from the same cause or circumstance, would not reasonably be expected to be material to the Company.
(b)    Since December 31, 2016, (i) the Company has conducted the Business only in the ordinary course consistent with past practice, (ii) there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect and (iii) except as set forth in Section 3.06(b) of the Disclosure Schedule, none of the events or actions described in Section 5.01(a) through Section 5.01(v) has occurred with respect to or has been taken by the Company.
Section 3.07.    Taxes.
(a)    Except as set forth on the corresponding subsection of Section 3.07(a) of the Disclosure Schedule:
(i)    The Company has (A) timely filed all material Tax Returns (taking into account any applicable extensions) required to be filed by it, and (B) paid all Taxes due and payable by it.
(ii)    The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been resolved.
(iii)    As of the date of this Agreement, there is no material Tax Claim pending or proposed.
(iv)    There are no Liens for Taxes on any of the assets of the Company other than Permitted Liens.
(b)    The Company is not currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)    The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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(d)    The Company (A) has not been a member of a group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller or any indirect owner of the Seller) or (B) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(e)    The Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.
(f)    Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Company does not have any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) or 4999 of the Code.
(g)    The Company has no permanent establishment or other place of business outside of the United States.
(h)    The Company is and will, as of the Closing be, classified as a disregarded entity under Treasury Regulation Section 301.7701-3 for U.S. federal and applicable U.S. state income taxes purposes. The Company has never been classified as a corporation for U.S. federal income tax purposes.
(i)    The Company has properly (A) collected and remitted sales, use, value added and similar taxes with respect to sales made to its customers and (B) for all sales that are exempt from sales, use, value added and similar taxes and that were made without charging or remitting sales or similar taxes, received and retained any appropriate tax exemption certificate or other documentation qualifying such sale as exempt.
(j)    The unpaid Taxes of the Company (A) did not, as of May 31, 2017, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.
(k)    Neither the Company (nor Seller with respect to the Business) has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (A) the "deferral method" of accounting described in Rev. Proc. 2004-34,

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2004-22 I.R.B. 991 (or any similar method under state, local or non-U.S. Law) or (B) the method described in Treasury Regulation Section 1.451-5(b)(l)(ii) (or any similar method under state, local or non-U.S. Law.
(l)    Section 3.07(l) of the Disclosure Schedule indicates those Tax Returns of the Company (other than with respect to a Pass-Through Tax Income Tax Return) that have been the subject of any Action within the three (3) years preceding the date hereof.
Section 3.08.    Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there are no, and for the past three (3) years there have been no, Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates in relation to the Business that, if determined adversely to the Company or any such Affiliate, would reasonably be expected to be material to the Business. Neither the Company nor any of its Affiliates in relation to the Business is subject to any Governmental Order that would reasonably be expected to be material to the Business.
Section 3.09.    Compliance with Law; Permits.
(a)    Except as set forth in Section 3.09(a) of the Disclosure Schedule, in the past three (3) years, the Business has not been, and is not currently being, conducted in violation of any Law in any material respect and no notification, citation or fine has been received by the Company or, with respect to the Business, Seller or any of its Affiliates in the past three years indicating a failure to comply with any Law in any material respect. No investigation, audit, or review by any Governmental Authority with respect to the Company or any of its Affiliates in relation to the Business is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except, in each case, for those the adverse outcome of which would not be, individually or in the aggregate, material to the Business.
(b)    The Company has and, for the past three (3) years the Company has had, all permits, licenses, franchises, variances, exemptions, exceptions, orders and other material authorizations, consents, clearances, registrations and approvals issued by any Governmental Authority (collectively, the “Permits”) necessary to conduct the Business as presently conducted. The Company has filed or caused to be filed all material reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all such Permits in full force and effect.
Section 3.10.    Employee Benefits.
(a)    Section 3.10(a) the Disclosure Schedule sets forth a true and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) all severance pay, salary continuation, bonus, incentive, commission, stock option, phantom stock, incentive equity or equity-based compensation, change in control bonus, retention, equity or equity-based, employment, consulting, retention separation, change of control, savings, health, welfare, paid-time off, retirement, pension, profit sharing or deferred compensation plans, policies, practices,

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Contracts, programs, funds, agreements or arrangements of any kind and (iii) any other compensation or benefit plans, policies, practices, Contracts, programs, funds, agreements or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case, under which any present or former employees, directors, officers, shareholders, consultants or independent contractors, or service providers of the DSS Companies or has any right to compensation or benefits (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Section 3.10(a) of the Disclosure Schedule identifies which Employee Plans are established, maintained or sponsored by the Company (individually or collectively referred to as a “Company Plan” or “Company Plans.”) No Company Plans provide benefits or compensation to any current or former employee other than to a current or former employee of the Company (excluding spouses and dependents thereof).
(b)    Copies of the following materials have been delivered to Purchaser, to the extent applicable: (i) all current plan documents (with any amendments thereto) for each Employee Plan, or if unwritten, a written description of the material terms of such Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans, (iv) the most recent annual report (Form 5500 series) with all required attachments and schedules as filed with respect to each Company Plan, (v) the most recent financial statements and actuarial valuation report with respect to each Company Plan, and (vi) all related trust, insurance Contracts or other funding arrangements with respect to each Employee Plan.
(c)    Each Employee Plan (and each related trust, insurance Contract, and fund) has been established, maintained, operated, funded and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any Liability, penalty (civil or otherwise) or Tax under applicable Laws. All required contributions, payments, reimbursements, accruals and premiums for all periods ending prior to Closing Date have been timely made or properly accrued.
(d)    Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, has timely received a determination, advisory or opinion letter from the IRS, and has been determined by the IRS to be so qualified under the provisions of such Section, and no act or omission has occurred which could reasonably be expected to adversely affect such Employee Plan’s qualification.

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(e)    Except as set forth in Section 3.10(e) of the Disclosure Schedule, no Employee Plan is or was and none of Seller, the Company nor any of member of their respective Controlled Groups sponsors, maintains or contributes to, or in the past six years, has sponsored, maintained or contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (a “MEPP”), (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or (iv) a multiple employer plan as described in Section 413(c) of the Code. Except as set forth in Section 3.10(e)(i) of the Disclosure Schedule, none of Seller, the Company or any member of their respective Controlled Groups has incurred any unsatisfied Liability (including withdrawal Liability) under, and, no circumstances exist that would reasonably be expected to result in a Liability to the Company under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would become a Liability on the Company, including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. All payments or installments required to be made to any MEPP have been timely made, and the transactions contemplated in this Agreement will not result in any increase in Liability to the Company.
(f)    With respect to each group health plan benefiting any current or former employee (or any spouse or dependent thereof) of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)    There is no pending or to the Knowledge of the Company, threatened, assessment, complaint, proceeding, dispute, claim or investigation of any kind in with respect to any Employee Plan (other than undisputed routine claims for benefits).
(h)    Except as set forth in Section 3.10(h) of the Disclosure Schedule, no Employee Plan provides, and neither Seller nor the Company has any Liability to provide benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement for employees or former employees of the Company other than (i) coverage mandated by Law and for which the recipient pays the full cost of coverage.
(i)    With respect to Employee Plans contributed to (or required to be contributed to), established or maintained outside of the United States for the benefit of service providers of the Company or any of its Affiliates in connection to the Business (each a “Foreign Plan”): (i) no such Foreign Plan is a Company Plan, defined benefit pension plan or has any unfunded or underfunded Liability; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority; and (iii) no Liability would reasonably be

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expected to be incurred by or assessed on the DSS Companies following the consummation of the transactions contemplated hereby in respect of any Foreign Plan.
(j)    Except as set forth in Section 3.10(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (i) result in any payment becoming due to any employee, officer, other service provider or director of the Company or any of its Affiliates, (ii) increase any compensation or benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting or funding of any such compensation benefits or under any Employee Plan.
(k)    No amount that could be received (whether in cash or property or the vesting or transfer of property) as a result of any of the Transactions by any employee, officer, other service provider or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
Section 3.11.    Labor Relations.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedule, neither the Company nor any of its Affiliates is a party to or bound by any Labor Agreement in relation to employees of the Business.
(b)    No labor strike, work stoppage, slowdown picket, lockout, or dispute relating to Employees of the Company or any of its Affiliates in relation to the Business is pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Affiliates, and no such disputes have occurred in the past three (3) years.
(c)    In the past three (3) years, the Company and each of its Affiliates has not committed any unfair labor practice in connection with the Business and there is no and has been no charge or complaint that has been asserted or is pending, or to the Company’s Knowledge, threatened against the Company or any of its Affiliates in relation to the Business before the National Labor Relations Board or any other Governmental Authority. In the past three (3) years, there is no and has been no charge of discrimination in employment or employment practices that has been asserted or is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates in relation to the Business before the United States Equal Employment Opportunity Commission, or any other Governmental Authority. There is no and for the past three (3) years has been no organizational effort being made or threatened by, or on behalf of, any labor union or group of Employees to organize any Employees of the Company or any of its Affiliates in relation to the Business and no demand for recognition of any Employees of the Company or any of its Affiliates in relation to the Business has been made by, or on behalf of, any labor organization or group of

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Employees in the past three (3) years. With respect to the transactions contemplated by this Agreement, the Company and each of its Affiliates has or prior to Closing will have satisfied any notice, consultation or bargaining obligations owed to its Employees or their representatives under applicative Law or Labor Agreement. In the past three (3) years, there is no and has been no material grievance or arbitration pending, or to the Company’s Knowledge, threatened against the Company or any of its Affiliates in relation to the Business before any Governmental Authority.
(d)    The Company and each of its Affiliates in relation to the Business are and for the past three (3) years have been in compliance in all material respects with all Laws regarding labor or employment, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, discrimination, retaliation, equal pay, immigration, employee classification, independent contractors, employee visas, labor relations, and unions, except to the extent such noncompliance would not be, individually or in the aggregate, material to the Business. Except as would not result in any material Liability for the Company or any of its Affiliates, the Company and each of its Affiliates in relation to the Business have paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to the Employees, consultants, independent contractors, and other individual service providers performing services for the Business pursuant to any applicable Law or Contract of the Company or any of its Affiliates in relation to the Business.
(e)    In the past three (3) years, neither the Company nor any of its Affiliates in relation to the Business has implemented any plant closing or mass layoff implicating the Worker Adjustment and Retraining Notification Act or similar Law (“WARN”), nor are any such actions contemplated, planned, or announced. Neither the Company nor any of its Affiliates in relation to the Business has any outstanding liability under WARN. Section 3.11(e) of the Disclosure Letter sets forth by date and location all Employees terminated by the Company or any of its Affiliates in connection with the Business occurring within the ninety (90) days preceding the Closing.
Section 3.12.    Real Property.
(a)    Section 3.12(a) of the Disclosure Schedule lists all Leased Real Property and Owned Real Property (collectively, the “Real Property”). The Real Property, together with easements appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to conduct the Business in substantially the manner it has been conducted prior to the Effective Date.
(b)    The Company is in possession of all Owned Real Property and have good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens except for Permitted Liens. The Company has not leased, licensed or otherwise granted any Person the right to use or occupy any portion of the Owned Real Property (other than rights of parties under Permitted Liens), except as set forth in Section 3.12(b) of the Disclosure Schedule.

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(c)    Each Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease Agreement. A true and correct copy of each Real Property Lease Agreement has been delivered or made available to Purchaser. To the Company’s Knowledge, (i) each Real Property Lease Agreement is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions, (ii) neither the Company, nor to the Company’s Knowledge, any other Person is in material breach, violation or default under any of the Real Property Lease Agreements, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Real Property Lease Agreement or any portion thereof, (iv) no material security deposit or portion thereof deposited with respect to any Real Property Lease Agreement has been applied in respect of a breach or default under such Lease that has not been redeposited in full.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received any notice, with respect to any part of the Owned Real Property, of (i) any violation of any zoning, subdivision or building Law applicable thereto or (ii) taking or intent to take by eminent domain any part of such property.
Section 3.13.    Intellectual Property.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of each patent, patent application, and registration or application to register Intellectual Property that is owned by or filed in the name of the Company, indicating for each such item the registration or application number and the applicable filing jurisdiction (the “Registered DSS Intellectual Property”). All Registered DSS Intellectual Property is in effect and subsisting, and to the Company’s Knowledge, valid and enforceable. The Company is the sole and exclusive owner of all Registered DSS Intellectual Property, free and clear of all Liens other than Permitted Liens.
(b)    No item of DSS Intellectual Property is licensed by the Company to any Person, except for such licenses granted in the ordinary course or pursuant to a Contract set forth on Section 3.14(a)(xi) of the Disclosure Schedule.
(c)    None of the DSS Intellectual Property, as of the Effective Date, is subject to any outstanding judgment, injunction, order decree, or agreement restricting the Company’s use thereof or rights thereto. As of the Effective Date, except for the routine examination of pending applications for registration before the U.S. and foreign patent and trademark offices, there is no Action pending or, to the Knowledge of the Company, threatened against the Company (i) concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any DSS Intellectual Property, or (ii) except for the Applicable Case, alleging that the conduct of the Business has infringed or misappropriated the Intellectual Property of any Person.

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(d)    To the Company’s Knowledge, as of the Effective Date, except as set forth on Section 3.13(d) of the Disclosure Schedule, no Person is infringing or otherwise violating any DSS Intellectual Property right. No claims of infringement or other violation of any DSS Intellectual Property are pending or threatened in writing against any Person by the Company.
(e)    The conduct of the Business does not infringe or otherwise violate, and during the past three (3) years has not infringed or otherwise violated, any Intellectual Property of any Person in a manner that would reasonably be expected to be material to the Business.
(f)    The Company has established, maintains, and complies in all material respects with internal policies with respect to data privacy and information security that are compliant in all material respects with Data Security Requirements. The Company has not materially violated any applicable Data Security Requirements, and the operation of the Business complies in all material respects with all Data Security Requirements. No notices have been received by the Company, and no claims have been asserted by any Person or are pending or, to the Company’s Knowledge, threatened against the Company, alleging any violation of any Data Security Requirements, and the Company has not been subject to any investigations concerning any Data Security Requirements. There are not, and have not been, any facts or circumstances that would require the Company to give notice to any Person of any data security breaches or otherwise under any Data Security Requirement. The Company has not experienced any actual or suspected incident of unauthorized access to, use or theft of, or other security breach or compromise with respect to, any personally-identifiable information, payment card information, protected health information, or other sensitive, protected, or confidential information or data collected, stored, or processed by or on behalf of the Company.
(g)    The Company, Seller and each such third party have taken commercially reasonable steps to safeguard the internal and external integrity of the IT Systems and the data that the IT Systems contain. To the Company’s Knowledge, there has been no actual or alleged security breach, or unauthorized use, access or intrusion, of any IT System, and there has been no material disruption to the Business, or the IT Systems of the Company, related to any of the Company’s third party information technology service providers that has not been remedied in all material respects.
(h)    All Persons (including Seller’s and the Company’s current and former employees, contractors and consultants) who have participated in the creation, invention, modification, improvement or development of any Intellectual Property for the Company have executed and delivered to the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of all confidential information and trade secrets of the Company, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company of any rights in any Intellectual Property arising out of such person’s employment by, engagement by or contract with the Seller or the Company.

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Section 3.14.    Material Contracts.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth a true and correct list, as of the Effective Date, of each current Contract to which the Company is a party (other than Contracts related to employee benefits, which are provided for in Section 3.10(a), and Real Property Lease Agreements, which are provided for in Section 3.12(a)) that:
(i)    is reasonably likely to involve consideration of more than $500,000, in the aggregate, over the term of such Contract;
(ii)    is with a Key Customer (other than (A) any such Contract that is terminable by the Company, without Liability, penalty or premium on 90 or fewer days’ notice and (B) non-disclosure agreements, purchase orders, sales orders, rebate agreements or invoices, in each case, entered into in the ordinary course of business);
(iii)    is with a Key Supplier (other than (A) any such Contract that is terminable by the Company, without Liability, penalty or premium on 90 or fewer days’ notice and (B) non-disclosure agreements, purchase orders, sales orders, rebate agreements or invoices, in each case, entered into in the ordinary course of business);
(iv)    is a Labor Agreement in relation to the Business;
(v)    reflects Indebtedness of the Company in excess of $250,000;
(vi)    (A) limits the ability of the Company to compete in any respect with any Person generally or in any geographic area in which the Company conducts the Business or to engage in any line of business, (B) requires the purchase of all or substantially all of any Business’ requirements of a particular product or good from a particular supplier or group of suppliers, (C) contains minimum purchase or similar requirements or (D) contains a “most favored nations” provision, whether applicable to terms or pricing or both;
(vii)    all Contracts involving employment, management, independent contractors, consulting or similar arrangements between the Company or any of its Affiliates in relation to the Business and any Person;
(viii)    all Contracts that are settlement, conciliation, or similar agreements with any Governmental Authority or that impose any monetary or material nonmonetary obligation upon the Company after the date of this Agreement;
(ix)    all Contracts under which the Company is lessee of, or holds or operates, any tangible personal property owned by any other party, for which the

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annual rental exceeds $150,000 and that is not terminable upon notice of 90 days or less without Liability or penalty;
(x)    all Contracts under which the Company is lessor of or permits any third party to hold or operate any personal property for which the annual rental payments exceeds $150,000 and that is not terminable upon notice of 90 days or less without Liability or penalty;
(xi)    any agreement relating to (A) the licensing of Intellectual Property by the Company (whether as licensee or licensor), (B) the ownership, development, or use of any Intellectual Property owned or used by the Company, and (C) all other agreements affecting the Company’s ability to use, enforce, or disclose any Intellectual Property (excluding in each case licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $100,000);
(xii)    all commercial agreements with Governmental Authorities (collectively, all such Contracts described in this Section 3.14(a), the “Material Contracts”).
(b)    The Company has delivered or made available to Purchaser a correct and complete copy of each Material Contract, including all amendments and modifications thereto. To the Company’s Knowledge, (i) each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions, (ii) neither the Company nor any other Person is in material breach or violation of, or default under, any Material Contract, and (iii) there does not exist any event that, with the giving of notice or the lapse of time (or both), would reasonably be expected to constitute or result in a material breach of, a material default under or permit the termination, modification or acceleration of any material obligation under, any Material Contract (in each case, with or without notice or lapse of time or both).
Section 3.15.    Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule:
(a)    the DSS Companies and the Business are, and have been since January 1, 2014, operated in compliance in all material respects with all applicable Environmental Laws, including obtaining and complying in all material respects with all Permits issued or required pursuant to applicable Environmental Laws;
(b)    Seller (with respect to the Business) and the DSS Companies have not received any written claim, notice or citation concerning any violation of or Liability under any applicable Environmental Law, except for matters that have been fully resolved and are no longer outstanding or would not, individually or in the aggregate, give rise to a material Liability of the DSS Companies or the Business;

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(c)    there are no Governmental Orders outstanding, or any Actions pending, or, to the Company’s Knowledge, threatened, against the DSS Companies or with respect to the Business concerning any Environmental Law or releases of or exposure to Hazardous Substances, except for matters that would not, individually or in the aggregate, give rise to a material Liability of the DSS Companies or the Business;
(d)    none of Seller or any of its Affiliates (other than the DSS Companies) with respect to the Business or the DSS Companies, or any of their predecessors, has treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any real property or facility contaminated by, any Hazardous Materials so as to give rise to any material Liability of the DSS Companies or the Business that has not been fully and finally resolved without further obligation;
(e)    except with respect to the CT Facilities pursuant to the CTA and the New Jersey Facilities pursuant to ISRA, neither this Agreement nor the consummation of the Transactions will result in any obligations for environmental site investigation or cleanup , or notification to or consent of Governmental Authorities or third parties, pursuant to the CTA, ISRA, or any other similar Environmental Law triggered by property or business transfers;
(f)    the DSS Companies have not by Contract assumed, undertaken, become subject to, or provided an indemnity or made an indemnity payment with respect to any material Liability of any other Person relating to any Environmental Law or Hazardous Substances; and
(g)    To the Knowledge of Seller and the Company, the Company has disclosed to Purchaser all Phase I and Phase II reports and all material environmental, health, or safety Liabilities, which are in the possession or control of the Company or its Affiliates and relate to the current or former facilities or operations of the DSS Companies, their respective predecessors, or the Business.
Section 3.16.    Title to and Sufficiency of Assets; Condition of Assets.
(a)    Except as set forth on Section 3.16(a) of the Disclosure Schedule, the DSS Companies (and following the transfer of assets contemplated by Section 5.19, Section 5.11(a) and Section 5.11(b), the Canadian NewCo and the Company) have good and valid title to, a valid leasehold interest in, or a valid license to use all of the material property and assets (real, personal and fixed, tangible and intangible, including Intellectual Property) used by the DSS Companies in the operation of the Business as currently conducted and as proposed to be conducted, free and clear of all Liens, other than Permitted Liens. The buildings, machinery, equipment and other tangible and intangible assets and rights (including Intellectual Property) owned, leased or licensed for use by the DSS Companies (and following the transfer of assets contemplated by Section 5.19, Section 5.11(a) and Section 5.11(b), the Canadian NewCo and the Company) constitute all of the assets and rights necessary to permit Purchaser, the Company and the Canadian NewCo to, together with the services to be provided pursuant to the Transition Services

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Agreement and the other Transaction Agreements, operate, as of the Closing and immediately after the Closing, the Business in all material respects in the same manner as the Business is currently being conducted. To the extent assets are transferred by DSS Canada to the Canadian NewCo in connection with the Transactions, the Canadian NewCo shall, subject to obtaining the approvals from applicable Governmental Authorities set forth in Section 3.16(a) of the Disclosure Schedule, be able to use all such assets in substantially the same manner as such assets currently are being used by the Business, and without any incremental restrictions, immediately after the Closing.
(b)    The tangible personal property and assets of the DSS Companies (and following the transfer of assets contemplated by Section 5.19, the Canadian NewCo and the Company) are (i) free from material defects (patent and latent), (ii) in good operating condition and repair (subject to normal wear and tear) in all material respects, and (iii) suitable for the purposes for which such property and assets are presently used and presently proposed to be used. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in condition and repair sufficient for the operation of the business thereon as currently conducted, except for any such exceptions that would not have a Material Adverse Effect. To the Knowledge of the Company, there are (i) no material structural deficiencies affecting any of the Improvements and (ii) no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of the business thereon as currently conducted.
Section 3.17.    Suppliers; Customers.
(a)    Section 3.17(a) of the Disclosure Schedule lists the Key Customers. Except as set forth on Section 3.17(a) of the Disclosure Schedule, no Key Customer has terminated or materially changed or modified its business relationship with the Business, or has indicated in writing or, to the Company’s Knowledge, orally, its intention to terminate or materially change or modify its business relationship with the Business.
(b)    Section 3.17(b) of the Disclosure Schedule lists the Key Suppliers. Except as set forth on Section 3.17(b) of the Disclosure Schedule, no Key Supplier has terminated or materially changed or modified its business relationship with the Business, or has indicated in writing or, to the Company’s Knowledge, orally, its intention to terminate or materially change or modify its business relationship with the Business.
Section 3.18.    Insurance. Section 3.18 of the Disclosure Schedule lists (a) each insurance policy maintained by the Company (the “Company Policies”) and (b) each insurance policy for the benefit of the Company maintained by an Affiliate of the Company (including Seller and DSS Canada) for the benefit of the Company (“Parent Policies” and, together with the Company Policies, the “Insurance Policies”). All material Insurance Policies are, and since their inception have continuously been, in full force and effect, and no notice of termination or cancellation has been received with respect to any such policy. The Company is not in material default with respect to its obligations under any Insurance Policy. The Company has given timely

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notice to applicable insurers of all material claims in relation to the Company or the Business that may be insured by any Insurance Policy, and neither the Company nor any of its Affiliates has received notice of any refusal of coverage, or rejection of any claim for coverage submitted by or on behalf of the Company, under any Insurance Policy. Section 3.18 of the Disclosure Schedule identifies all material claims in relation to the Company or the Business currently outstanding under any Insurance Policy. No policy limit under any Insurance Policy has been materially eroded by the payment of any claims thereunder.
Section 3.19.    Affiliated Transactions; Shared Contracts.
(a)    Except as set forth in Section 3.19(a) of the Disclosure Schedule, no officer or director of the Company or Seller or, to the Company’s Knowledge, any individual in any such director’s or officer’s immediate family, or any employee of the Company or Seller, is a party to any Contract with the Company (other than any employment agreement otherwise disclosed in the Disclosure Schedule) or owns any property or asset, tangible or intangible, which is used or held for use by the Company in connection with, or relating to, the Business.
(b)    Section 3.19(b)(i) of the Disclosure Schedule sets forth all Contracts between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand. Section 3.19(b)(ii) of the Disclosure Schedule sets forth all such Contracts that will be terminated concurrently with or prior to the Closing.
(c)    Section 3.19(c) of the Disclosure Schedule sets forth all Contracts to which Seller or any of its Affiliates is a party (but to which the Company is not a party) that is material to the Business (each, a “Shared Contract”).
(d)    Section 3.19(d) of the Disclosure Schedule sets forth all commercial Contracts of the Business to which (i) the Company, (ii) Seller and/or its Affiliates (other than the Company) and (iii) any third party are parties, and which involve the purchase or sale of products in respect of the Business and which involve consideration of more than $150,000, in the aggregate, over the term of such Contract (each, a “Joint Contract”).
Section 3.20.    Bank Accounts. Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box.
Section 3.21.    Brokers and Finders. Except for William Blair & Company, L.L.C., in connection with the Transactions and the Transaction Agreements, there are no Liabilities or claims for brokerage commissions, finders’ fees or similar compensation based on any Contract made by or on behalf of any of the Company.
Section 3.22.    International Trade & Anti-Corruption.
(a)    The Company and its directors, officers, and employees, and, to the Knowledge of the Company, its agents and third party representatives have been and are

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and have been for the past three (3) years in material compliance with all Sanctions Laws and Ex-Im Laws, and U.S. antiboycott Laws (collectively, “Trade Control Laws”). Neither the Company nor any its directors, officers, or employees, nor, to the Knowledge of the Company, any of its agents or third party representatives is or has been in the past three (3) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in each case, to the extent such activities violate applicable Sanctions Laws. No Governmental Authority is investigating or has since January 1, 2014 conducted, initiated or, to the Knowledge of the Company, threatened any investigation of the Company or any of its officers, directors or employees in connection with an alleged or possible violation of any Trade Control Laws.
(b)    Neither the Company nor any of its directors or officers, nor to the Knowledge of the Company, any employees, agents or third party representatives has in the past three (3) years, in the course of its actions for, or on behalf of, the Company: (i) directly or indirectly used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign political activity; (ii) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any foreign political parties or campaigns or to any other Person from corporate funds; (iii) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws prohibiting bribery or corruption (collectively, “Anti-Corruption Laws”) or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official. No Governmental Authority is investigating or has since January 1, 2016, conducted, initiated or threatened any investigation of the Company or any of its officers, directors or employees in connection with an alleged or possible violation of any Anti-Corruption Law.
(c)    The Company has implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Company and its directors, officers, employees and agents with Anti-Corruption Laws and Trade Control Laws.
Section 3.23.    Products. Except as set forth on Section 3.23 of the Disclosure Schedule, in the past three years, the Company has not had and does not have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company.
Section 3.24.    No Other Representations or Warranties. Except for the representations and warranties regarding Seller and the Company expressly set forth in this Agreement and the other Transaction Agreements, neither Seller nor any other Person, including the Company, makes any other express or implied representation or warranty on behalf of the Company or Seller with respect to the Business, the Units, the Transaction Agreements or the Transactions. The representations and warranties made in this Agreement with respect to the Business, the Units and the Transaction Agreements are in lieu of all other representations and warranties Seller and the Company might have given Purchaser, including, to the extent not set forth in the

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Transaction Agreements, implied warranties of merchantability and implied warranties of fitness for a particular purpose.
ARTICLE 4
Representations and Warranties of Purchaser
Purchaser represents and warrants to Seller and the Company, as of the Effective Date and as of the Closing Date, as follows:
Section 4.01.    Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the consummation of the Transactions. The Organizational Documents of Purchaser are in full force and effect.
Section 4.02.    Authority; Enforceability. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is specified to be a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transactions have been duly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary pursuant to its Organizational Documents or the Laws of its jurisdiction of organization to authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. Each Transaction Agreement to which Purchaser is specified to be a party has been or will, at or prior to the Closing, be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties to the Transaction Agreements, constitutes or will constitute the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
Section 4.03.    Non-Contravention. The execution, delivery and performance by Purchaser of the Transaction Agreements to which Purchaser is specified to be a party and the consummation of the Transactions do not and will not (a) conflict with or violate its Organizational Documents, (b) conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s respective properties are bound or require any notice to, consent of or filing with any Governmental Authority, except for the Required Regulatory Approval, or (c) require any notice to, consent of or any other action by any Person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s respective properties are bound, except, in the cases of clauses (b) and (c), for any such conflict, violation, breach, default, loss,

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right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.
Section 4.04.    Financial Ability to Perform.
(a)    Concurrently with the execution hereof, Purchaser has delivered to the Company a complete and correct copy of the executed equity commitment letter (the “Commitment Letter”) from Arsenal Capital Partners IV LP (the “Sponsor”) pursuant to which, and subject to the terms and conditions of which, the Sponsor has agreed to provide certain equity financing (the “Equity Financing”) to Purchaser in connection with the Transactions. The obligation to fund the commitment under the Commitment Letter is a binding and enforceable obligation of Purchaser and, to Purchaser’s knowledge, the Sponsor (except as the enforceability thereof may be limited by the General Enforceability Exceptions) and is not subject to any condition, other than the conditions expressly set forth in the Commitment Letter. The Commitment Letter has been duly executed by Purchaser and, to Purchaser’s knowledge, the Sponsor, and the Commitment Letter has not been modified or amended in any respect as of the date of this Agreement. The proceeds of the Equity Financing will be sufficient to fund the amounts payable by Purchaser hereunder on the Closing Date.
(b)    Concurrently with the execution of this Agreement, Purchaser has delivered to Seller a limited guarantee (the “Guarantee”) from the Sponsor guaranteeing certain of Purchaser’s obligations pursuant to this Agreement, subject to the terms and conditions herein and therein. The Guarantee is a legal, valid and binding obligation of the Sponsor and enforceable (except as the enforceability thereof may be limited by the General Enforceability Exceptions) against the Sponsor in accordance with its terms.
Section 4.05.    Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. Purchaser is not subject to any Governmental Order that would reasonably be expected to prevent, enjoin, alter or materially delay the Transactions.
Section 4.06.    Solvency. Assuming that the Company is Solvent as of the Closing, the accuracy of the representations and warranties regarding the Company set forth herein and the satisfaction of the conditions set forth in Sections 8.01 and 8.02, after giving effect to the Transactions, Purchaser will be Solvent as of the Closing and immediately after the consummation of the Transactions. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company.
Section 4.07.    Brokers and Finders. In connection with the Transactions and the Transaction Agreements, there are no Liabilities or claims for brokerage commissions, finders’ fees or similar compensation based on any Contract made by or on behalf of Purchaser for which Seller or any of its Affiliates (including, prior to the Closing, the Company) shall be responsible.

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Section 4.08.    No Additional Representations.
(a)    Purchaser acknowledges that it and its Representatives have had a full opportunity to meet with certain officers and employees of Seller and the Company to discuss the Business. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the Transactions, Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly and specifically set forth in Article 2 and Article 3 and the representations and warranties expressly and specifically set forth in the other Transaction Agreements. The representations and warranties expressly and specifically set forth in Article 2 and Article 3 and the representations and warranties expressly and specifically set forth in the other Transaction Agreements constitute the sole and exclusive representations and warranties of any kind of any of Seller, the Company or any other Person in connection with the Transactions, and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company) are specifically disclaimed. Purchaser acknowledges that (i) none of Seller, the Company or any other Person has made any representation or warranty, expressed or implied, as to the Company, the Units, or the accuracy or completeness of any information regarding the Company or the Units furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement, the other Transaction Agreements or the Disclosure Schedule, (ii) Purchaser has not relied on any representation or warranty from Seller, the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the other Transaction Agreements or the Disclosure Schedule and (iii) none of Seller, the Company or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available to Purchaser in any “data rooms” (including the Data Room), management presentations, or other form in expectation or contemplation of the Transactions, except as expressly and specifically set forth in this Agreement, the other Transaction Agreements or the Disclosure Schedule.
(b)    In connection with the investigation by Purchaser of the Company and the Units, Purchaser has received or may receive from Seller or the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser will neither have nor make any claim against anyone with respect thereto. Accordingly, Purchaser

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acknowledges that none of Seller, the Company or any other Person makes any representation or warranty with respect to, and Purchaser is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
ARTICLE 5
Covenants
Section 5.01.    Conduct of the Business. From the Effective Date until the Closing, Seller and the Company will, and will cause their respective Affiliates to, use reasonable best efforts to conduct the Business, and will use commercially reasonable efforts to preserve substantially intact, maintain and protect the assets, and keep available the commercial and employee relationships and goodwill of the Business, in each case consistent with the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or the terms of any Material Contract or as otherwise consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the Effective Date until the Closing, the Company will not and Seller will not permit the Company to:
(a)    declare or pay a dividend on, or make any other distribution in respect of, the equity securities of the Company (other than a distribution of Cash on Hand to Seller or any Affiliate of Seller (other than the Company) prior to the close of business on the Business Day immediately preceding the Closing Date);
(b)    acquire or agree to acquire in any manner (however structured) any business, any corporation, partnership, association or other business organization or division thereof (including any equity interests therein) or any material assets of any other Person (other an acquisition of assets in the ordinary course of business);
(c)    issue or authorize the issuance of any equity interests or any option, warrant or other right to purchase or subscribe for any such securities or issue or authorize the issuance of any securities convertible into such securities;
(d)    amend the Organizational Documents of the Company;
(e)    incur any indebtedness for borrowed money that will not be satisfied in full at or prior to Closing;
(f)    cancel or compromise any material Liability owed to the Company or any claim to which the Business is entitled, or waive or release any right of material value of the Company;
(g)    mortgage, pledge, encumber or subject to Liens, other than Permitted Liens, any material assets or properties (whether tangible or intangible) or any equity interests of the Company;

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(h)    make any capital expenditure in excess of $125,000 individually and $500,000 in the aggregate, excluding any capital expenditures to be paid in full by the Company prior to Closing;
(i)    except in relation the Applicable Case, provided that the Company does not incur any Liability in relation thereto, commence or settle any Action, in each case, other than the settlement of any Action solely for monetary damages in an amount not to exceed $200,000 in the aggregate and that will be satisfied in full prior to the Closing;
(j)    (i) modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under, any Material Contract or (ii) enter into any Contract that, if Seller had entered into such Contract immediately prior to the Effective Date, would be a Material Contract;
(k)    change any financial accounting method used by it relating to the Business, unless required by GAAP or applicable Law;
(l)    except as required by applicable Law, adopt, enter into, amend, terminate or increase benefits or obligations under, any Employee Plan, Foreign Plan or Company Plan, except as required pursuant to the terms of any such Employee Plan, Foreign Plan or Company Plan in effect as of the date hereof;
(m)    increase the salary, wages, or other compensation payable by it to any Employee whose annual compensation is in excess of $150,000, or increase the compensation, coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation or Employee Plan, Foreign Plan or Company Plan or any other arrangement, except for bonuses payable to certain Employees in connection with the consummation of the transactions contemplated by this Agreement (which will be included in the DSS Transaction Expenses and which will in no event exceed $250,000 in the aggregate);
(n)    except in the ordinary course of business, hire any person;
(o)    enter into any employment or consulting agreement with any Person;
(p)    enter into, amend, modify, terminate, or cancel any Labor Agreement in relation to the Business;
(q)    implement any employee layoffs in relation to the Business implicating the WARN Act;
(r)    sell, assign, transfer, license, permit to lapse, abandon, or otherwise dispose of any DSS Intellectual Property, except for non-exclusive licenses granted to customers in the ordinary course of business;
(s)    liquidate, dissolve, reorganize or wind up its business operations;

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(t)    engage in any new line of business or discontinue or materially modify any existing line of business, or enter into any joint venture, partnership or similar venture with any other Person;
(u)    make or change any Tax election (other than Tax elections made with respect to Pass-Through Income Tax Returns), file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside of the ordinary course of business (other than with respect to a Pass-Through Tax Income Tax Return), fail to pay any material Tax that becomes due and payable (including any estimated tax payments), prepare or file any Tax Return in a manner inconsistent with past practice (other than with respect to a Pass-Through Tax Income Tax Return), or adopt or change any Tax accounting method; or
(v)    authorize, agree, resolve or consent to any of the following.
Nothing contained herein shall give to Purchaser, directly or indirectly, the right to control or direct the Company’s operations or businesses, including the Business, prior to the Closing, and subject to the foregoing, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of their operations and businesses, including the Business, until the Closing.
Section 5.02.    Pre-Closing Access to Information.
(a)    From the Effective Date until the Closing, the Company will, and Seller will cause the Company to, (i) give Purchaser and its authorized Representatives reasonable access during normal business hours and upon reasonable notice to the personnel, assets, properties, books and records of the Company and the Business for the purpose of consummating the Transactions (including for purposes of obtaining insurance for the Business), (ii) furnish to Purchaser and its authorized Representatives such financial and operating data and other information relating to the Company and the Business as Purchaser may reasonably request for the purpose of consummating the Transactions (including for purposes of obtaining insurance for the Business) and (iii) subject to Section 5.02(b), instruct the Employees, counsel and financial advisors of the Company to cooperate with Purchaser in its reasonable investigations of the Company for the purpose of consummating the Transactions (including for purposes of obtaining insurance with respect to the Business); provided, however, that (x) all requests for access pursuant to this Section 5.02 will be made in writing and will be directed to and coordinated with Joel Rathbun, Senior Vice President, Mergers and Acquisitions, or such Person or Persons as he designates; (y) Purchaser and its Representatives will not have the right to perform any investigative procedures that are reasonably expected to involve physical disturbance or damage to the Real Property or any of the assets of the Company; and (z) such access will not include any sampling of environmental media, including soil, surface water, groundwater, indoor air, ambient air or building materials. All such information and access will be subject to the terms and conditions of the confidentiality

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agreement, dated March 31, 2017, between Purchaser and Seller (the “Confidentiality Agreement”). To the extent that Seller or its Affiliates incur any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 5.02, Seller shall notify Purchaser of such costs prior to incurring such expense and Purchaser will reimburse Seller for the reasonable out-of-pocket costs thereof promptly following submission to Purchaser of an invoice therefor accompanied by reasonable supporting documentation.
(b)    From the Effective Date until the Closing, Purchaser will not (and will direct all of its Affiliates and Representatives to not) contact or communicate with the employees, consultants, customers, suppliers and distributors of the Company in connection with the Transactions without Seller’s prior written consent; provided that, (i) to the extent such interactions involve the Transactions and the continued operation of the Business following the Closing, Purchaser may contact the senior management team of the Business, in each case, without the prior written consent of Seller and (ii) following any public release or announcement concerning the Transactions, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser to facilitate discussions between Purchaser and the suppliers of the Business to the extent such discussions involve the continued operation of the Business following the Closing.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Seller nor its Affiliates will be required to disclose to Purchaser or its Representatives any information (i) related solely to the sale process of the Company or Seller’s, its Affiliates’, or their Representatives’ evaluation thereof, (ii) if doing so would violate any Contract or Law to which Seller or its Affiliates is a party or is subject or which would result in a loss of the ability to successfully assert a claim of attorney-client privilege or (iii) if Seller or its Affiliates reasonably determines in good faith that such information is competitively sensitive and would reasonably be expected to cause significant competitive harm to Seller or its Affiliates. In the event that Seller or any of its Affiliates does not provide access or information in reliance on clause (ii) or clause (iii) of the previous sentence, Seller shall notify Purchaser that it is withholding such access or information and shall use its reasonable best efforts to communicate the applicable information to Purchaser and its representatives in a way that would not cause competitive harm, waive such privilege or violate such Contract or Law, including by cooperating with Purchaser to enable Purchaser and its representatives to enter into appropriate confidentiality, joint defense or similar agreements or arrangements so that Purchaser and its representatives may have access to such information.
Section 5.03.    Post-Closing Access to Information. For a period of seven years from the Closing Date, except as prohibited by applicable Law, Seller and Purchaser will, subject to compliance by the other Party with the confidentiality obligations set forth in Section 5.04 and in any Transaction Agreement, afford to each other and to each other’s Representatives reasonable access and duplicating rights (at the requesting party’s expense) during normal business hours and upon reasonable notice to those books and records, documents and other information within the possession or control of the other Party or its Affiliates solely to the extent relating to the

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Business, the Company, the Units, or Continuing Employees, insofar as such access is reasonably required by Seller or Purchaser or any of their Affiliates for legitimate business reasons (which shall include for purposes of preparing financial statements, prosecuting or defending any Action, or preparing Tax returns or any other filing required to be made with any Governmental Authority, or for purposes of complying with or performing such Party’s obligations under the other Transaction Agreements); provided, however, that no Party will be required to disclose any such information to the extent it believes, in good faith, that doing so presents a significant risk, based on an opinion of counsel, of resulting in a loss of the ability to successfully assert a claim of attorney-client privilege (in which case the Parties shall use commercially reasonable efforts to enter into appropriate confidentiality, joint defense or similar agreements or arrangements if applicable so that the recipient Party may have access to such information); provided, further, that Seller and its Affiliates will not be required to provide Purchaser or its Representatives with any information (or the portion thereof) related to the sale process of the Company by Seller, its Affiliates or their Representatives.
Section 5.04.    Confidentiality. For a period of five years from the Closing Date, and in perpetuity with respect to trade secrets of the Business, Seller and Purchaser will hold and cause their respective Affiliates to hold, and will each use their reasonable best efforts to cause their respective members, managers, officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in strict confidence and not disclose or release without the prior written consent of the other Party, any and all Confidential Information; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information without the consent of the other Party (a) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations Seller or Purchaser, as the case may be, will be responsible or (b) if the Parties, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (b) above, Seller or Purchaser, as the case may be, will promptly notify the other of the existence of such request or demand and will provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (at the requesting Party’s request and cost). In the event that such appropriate protective order or other remedy is not obtained, the Party who is required to disclose such Confidential Information will furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed.
Section 5.05.    Reasonable Best Efforts; Further Assurances.
(a)    Each Party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the Transactions.

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(b)    Without limiting the effect of Section 5.05(a), Seller and the Company will use reasonable best efforts to obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the Transactions (provided, that, in connection with obtaining any such authorizations, consents, approvals and waivers, or the giving of such notices, Seller (i) will not be required to incur any out-of-pocket costs or any other Liability and (ii) will not have Liability for failure to obtain such authorizations, consents, approvals or waivers, or to provide such notices). Purchaser acknowledges that no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of the failure to obtain any such authorization, consent, approval or waiver, or to provide such notice.
(c)    From the Effective Date until the Closing Date, each Party will promptly notify the other Party of any written notice or other written communication from any Person alleging that the consent of such Person or any Governmental Authority is or may be required in connection with the Transactions.
(d)    Each Party will use reasonable best efforts to (i) prepare, as soon as practicable, all filings in connection with seeking the Required Regulatory Approval, and any other exemption or other authorization from any Governmental Authority necessary to consummate the Transactions; (ii) prosecute such filings with diligence; (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement; (iv) facilitate obtaining any final order or orders approving the Transactions or to remove any impediment to the consummation of the Transactions; and (v) furnish all information in connection with the approvals of or filings with regard to the Required Regulatory Approval with any Governmental Authority and promptly cooperate with and furnish information in connection with any such requirements imposed upon Purchaser or any of its Affiliates in connection with the Transactions. Subject to Section 5.06, Purchaser will use reasonable best efforts to obtain the Required Regulatory Approval, or any exemption thereto, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the Transactions. Seller will not have any Liability for the failure to obtain the Required Regulatory Approval or other consent, approval or authorization of any Governmental Authority in connection with the Transactions subject to its compliance with the terms of this Agreement. Each Party will advise the other Party promptly of any material communication received by such Party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the Transactions and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the Transactions. Except as required by Law, neither Seller nor Purchaser will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the Transactions without giving the other prior notice of the meeting and the opportunity to attend, participate, or both, in each case unless prohibited by the

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Governmental Authority. The Parties will consult and cooperate with one another to the extent permitted by Law in connection with any information or proposals submitted in connection with proceedings under or relating to the HSR Act in connection with the Transactions.
(e)    Seller will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary or desirable under applicable Law, including but not limited to filing such certificates of merger, affidavits, or other documents in the real property records of the jurisdiction in which each respective parcel of Owned Real Property is located, to cause (i) the removal of any of-record security instruments encumbering any such Owned Real Property, and (ii) such real property records to reflect the Company’s name as the of-record owner of such Owned Real Property. Purchaser acknowledges that no representation, warranty or pre-Closing covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of the failure to obtain any such authorization, consent, approval or waiver, or to provide such notice.
Section 5.06.    HSR Clearance.
(a)    In furtherance and not in limitation of the provisions set forth in Section 5.05, each Party will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the Effective Date and, in any event, no later than the fifth Business Day following the Effective Date, and make any other appropriate actions reasonably necessary, proper or required submissions with respect to the Transactions under the HSR Act and take all other advisable actions to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (the “HSR Clearance”). Without limiting the foregoing, the Parties shall request, and shall use reasonable best efforts to obtain, early termination of the waiting period under the HSR Act.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Purchaser will, as promptly as practicable, commit to any and all divestiture, license, hold-separate or similar agreements with respect to assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, the Transactions, including taking any and all actions necessary in order to procure that (i) no requirement for non-action, a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any State Attorney General or other Governmental Authority, (ii) no decree, judgment, injunction, temporary restraining order or any other Governmental Order in any suit or proceeding and (iii) no other matter relating to any antitrust or competition Law or regulation would preclude consummation of the Transactions as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, in no event will any sale or disposition in connection with obtaining the HSR Clearance

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constitute the misrepresentation or breach of any representation, warranty or covenant of Seller contained in this Agreement if Seller complies with this Section 5.06.
Section 5.07.    Non-Competition; Solicitation of Employees.
(a)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller will not, and will cause its Subsidiaries not to, directly or indirectly, (i) subject to Section 5.07(b), within the United States, Canada or Mexico, (A) engage in the Restricted Business or (B) manage, operate, own, control or participate in the ownership, management, operation or control of, any corporation, partnership, limited liability company, association, trust or other entity or organization (“Business Entity”) or subset of any Business Entity that is engaged in the Restricted Business or (ii) disparage Purchaser or any of its Affiliates in any way that would be reasonably likely to adversely affect the goodwill, reputation or business relationships of Purchaser or any of its Affiliates with any of their customers, suppliers, employees or other material business relations of the Business; provided that in no event will advising or referring customers in the ordinary course of business as to preferred partners for specific commercial solutions constitute disparagement in and of itself.
(b)    Notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither Seller nor any of its Subsidiaries shall be prohibited at any time from:
(i)    engaging in any of the businesses of Seller or any of its Subsidiaries existing as of the date hereof, other than the Restricted Business;
(ii)    owning or acquiring an interest in (but not participating in the management or operation of) any mutual fund or similar common investment vehicle that may own an interest in any Business Entity that engages in all or a portion of the Restricted Business;
(iii)    owning or acquiring, for purposes of passive investment, less than 10% of (A) any class of securities or (B) the value of any class of indebtedness of any Business Entity that engages in all or a portion of the Restricted Business, so long as Seller and its Subsidiaries do not control or participate in the management or operation of such Business Entity; or
(iv)    acquiring the whole or any part of an After-Acquired Business; provided that Seller or such Subsidiary of Seller will promptly (and in any event within six months) following the acquisition of such After-Acquired Business dispose of the assets representing the portion of such After-Acquired Business that engages in the Restricted Business; provided, further, that Seller and its Subsidiaries shall not be required to dispose of any assets of an After-Acquired Business pursuant to this clause (iv) (and shall not be deemed to be in breach of Section 5.07(a) for failing to dispose of any such assets) if, whether after

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dispositions of assets or otherwise, (A) less than 25% of the gross revenue of the After-Acquired Business directly resulted from operations that engaged in the Restricted Business and (B) less than $15 million of the gross revenue of the After-Acquired Business directly resulted from operations that engaged in the Restricted Business (in each case, based on the latest available annual financial statements of such After-Acquired Business prepared in accordance with GAAP and determined on a pro forma basis as if the disposition of such assets had occurred as of the first day of the period covered by such latest available annual financial statements).
(c)    Notwithstanding anything to the contrary in this Agreement, Section 5.07(a) will (i) not apply to any Business Entity or its Subsidiaries that (A) acquires a majority equity interest in Seller or any of its Subsidiaries or (B) acquires all or a portion of the business or assets of Seller or any of its Subsidiaries, regardless of the form of such transaction; provided that, for the avoidance of doubt, following any such acquisition, Section 5.07(a) will continue to apply to Seller, such acquired Subsidiary or such acquired business or assets in accordance with its terms.
(d)    Following the Closing, Seller will not, and will cause its Affiliates not to, until the end of the five-year period immediately following the Closing Date, without the prior written consent of Purchaser, solicit any individual who is either a Continuing Employee or an Employee providing services to the Purchaser pursuant to Section 7.01(a), in each case with annual base compensation in excess of $50,000 as of the Effective Date, to leave his or her employment with Purchaser or any of its Affiliates (including, following the Closing, the Company and, with respect to an Employee identified on Schedule 7.01(a), Seller) or in any way interfere with the employment relationship between Purchaser or any of its Affiliates (including, following the Closing, the Company and, with respect to an Employee identified on Schedule 7.01(a), Seller) and any of their respective employees; provided, that Seller and its Affiliates will not be precluded from hiring any Person (i) who responds to any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any recruitment agency, provided that Seller or its Affiliates has not directed such recruitment efforts at such Person), or (ii) whose employment with Purchaser or any of its Affiliates (including, following the Closing, the Company) has been terminated by Purchaser or any of its Affiliates (including, following the Closing, the Company) for at least six months.
(e)    Following the Closing, Purchaser will not, and will cause the Company not to, until the end of the five-year period immediately following the Closing Date, without the prior written consent of Purchaser, solicit any individual who is an employee of Seller or any of its Affiliates with annual base compensation of $50,000 as of the Effective Date to leave his or her employment with Seller or any of its Affiliates or in any way interfere with the employment relationship between Seller or any of its Affiliates and any of their respective employees; provided, that Purchaser and its Affiliates will not be precluded from hiring any Person (i) who responds to any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any

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recruitment agency, provided that Purchaser or its Affiliates has not directed such recruitment efforts at such Person), or (ii) whose employment with Seller or any of its Affiliates has been terminated by Seller or any of its Affiliates for at least six months.
Section 5.08.    WARN Act and Labor Agreement. Purchaser agrees to, and will cause its Affiliates to, indemnify, defend and hold harmless Seller and its Affiliates from and against any and all losses or obligations that Seller and its Affiliates may incur in connection with any Action or claim of violation brought against Seller and any Affiliate under or the result of: (1) WARN; (2) other than with respect to the individuals identified on Schedule 7.01(b), any Labor Agreement; or (3) other than with respect to the individuals identified on Schedule 7.01(b), any severance provision maintained by the Company, in each case of (1)-(3), for actions taken by Purchaser or any of its Affiliates after the Closing Date.
Section 5.09.    Public Announcements. From the Effective Date through the Closing Date, no public release or announcement concerning the Transactions will be issued by Purchaser or any of its Affiliates or Representatives without the prior consent of Seller (which consent will not be unreasonably withheld or delayed), and no public release or announcement concerning the Transactions will be issued by Seller or any of its Affiliates or Representatives without the prior consent of Purchaser (which consent will not be unreasonably withheld or delayed), except, in each case, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, that Seller may make internal announcements regarding the Transactions to its employees in consultation with and subject to the prior consent of Purchaser (which consent will not be unreasonably withheld or delayed); provided, further, that the foregoing will not restrict or prohibit Purchaser and its Affiliates from providing ordinary course communications regarding the Transaction Agreements and the Transactions to its financing sources and its general and limited partners and other equityholders.
Section 5.10.    Trademarks; Trade Names.
(a)    Within 10 days following the Closing, Purchaser shall cause the Company to file a Certificate of Amendment with the Secretary of State of their respective states of incorporation to change their names as set forth in Section 5.10(a) of the Disclosure Schedule. Except as set forth in the Transaction Agreements, it is expressly understood that the purchase of the Company does not entitle Purchaser to have any rights in and to, nor the ability to use, any Trade Names and Trademarks (as defined below).
(b)    With respect to any Leased Real Property or Owned Real Property, Purchaser will either (i) remove all interior and exterior signage with respect to such Leased Real Property or Owned Real Property bearing the “PolyOne” name, tradenames or trademarks (collectively, the “Trade Names and Trademarks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Trade Name and Trademark so that no part of the underlying signage is visible, in either case no later than 60 days after the Closing.

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(c)    After the Closing, Purchaser and its Affiliates will have the right to (i) sell existing inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Trade Names and Trademarks until such inventory and other existing materials have been exhausted following the Closing; provided, that (x) neither Purchaser nor any of its Affiliates will take any action that could reasonably be believed by Seller to impair the value of the Trade Names and Trademarks; (y) when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser will make clear to all other applicable parties that Purchaser or its Affiliates, rather than Seller or any of its Affiliates, is the party entering into or conducting the contractual relationship; and (z) personnel of Purchaser or its Affiliates using the above items will not, and will have no authority to, hold themselves out as officers, employees or agents of Seller or any of its Affiliates. Purchaser and its Affiliates will comply with all applicable Laws in any use of packaging or labeling containing the Trade Names and Trademarks.
(d)    With respect to Section 5.10(c), Purchaser will use reasonable best efforts to use up such inventory and materials as soon as reasonably possible, and, in any event, will cease using the Trade Names and Trademarks on fixed assets as soon as practicable and in any event within 180 days after the Closing.
(e)    The Company may use the Trade Names and Trademarks indefinitely for historical factual purposes (e.g., to indicate that the Company was previously affiliated with Seller) and where such use constitutes “fair use.”
Section 5.11.    Assignment to Company.
(a)    Seller, on behalf of itself and its Affiliates, hereby irrevocably assigns, transfers, and quitclaims to the Company all of its and their right, title and interest in and to any Intellectual Property developed or created by any employee of Seller seconded to the Company, including, without limitation, the right to sue and recover damages and payments for past, present or future infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured in any jurisdiction throughout the world.
(b)    Prior to Closing, Seller shall, and shall cause its Affiliates to, assign to the Company, all right, title, and interest in and to any Intellectual Property owned or held by the Seller or its Affiliates and either (i) relating to or including the “Spartech” name (including, but not limited to, any trademarks, trade names, and Domain Names) or (ii) used exclusively in the Business, including, without limitation, in each case, the right to sue and recover damages and payments for past, present or future infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured in any jurisdiction throughout the world. To the extent not completed prior to Closing, Seller shall complete the assignment of such Intellectual Property within 60 days following the Closing.

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(c)    Within sixty (60) days following the Closing, Seller shall, and shall cause its Affiliates, to file a Certificate of Amendment (or equivalent name change amendment) with the appropriate Governmental Authority to change their names as set forth in Section 5.11(c) of the Disclosure Schedule.
(d)    Seller will use reasonable best efforts to use up any inventory and materials incorporating the “Spartech” name, trade names, or trademarks as soon as reasonably possible, and, in any event, will cease using any “Spartech” name, trade names or trademarks on fixed assets as soon as practicable and in any event within 180 days after the Closing.
(e)    The Seller may use the “Spartech” name, trade names or trademarks indefinitely for historical factual purposes and where such use constitutes “fair use.”
Section 5.12.    R&W Insurance Policy. Purchaser may elect to obtain a R&W Insurance Policy. If Purchaser elects to obtain a R&W Insurance Policy, the R&W Insurance Policy shall provide that the R&W Insurer shall have no right of subrogation against Seller or any of its respective Affiliates (except in the case of fraud), and the R&W Insurer has waived any such right of subrogation (except in the case of fraud). For the avoidance of doubt, (a) Purchaser obtaining of the R&W Insurance Policy is not a condition to Closing (and shall not impede or delay the Closing) and Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 8, to consummate the Transactions in accordance with the terms of this Agreement, and (b) Purchaser’s failure to obtain a R&W Insurance Policy shall in no way alter or diminish any of Purchaser’s obligations under this Agreement, and shall in no way alter or increase any of Seller’s obligations hereunder, including with respect to indemnification pursuant to Article 10.
Section 5.13.    Director and Officer Liability and Indemnification.
(a)    For a period of six years following the Closing Date, Purchaser shall not, and shall ensure that the Company does not, amend, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors in any way that diminishes or adversely affects the exculpation, indemnification or advancement of expenses provided therein (unless required by applicable Law), it being the intent of the Parties that during such period the officers and directors of the Company who were officers and directors prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent provided for under applicable Law and in the Company’s Organizational Documents as of immediately prior to the Closing.
(b)    To the extent provided for in the Company’s Organizational Documents and in furtherance of Section 5.13(a), from and after the Closing, Purchaser shall cause the Company (each, a “D&O Indemnifying Party”) to (i) indemnify and hold harmless (and release from any Liability to Purchaser or the Company) the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages,

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judgments or amounts paid in any settlement consented to by the Company (collectively, “D&O Costs”) in respect of any threatened, pending or completed Action to the extent based on or arising out or relating to the fact that such Person is or was a director or officer of the Company and arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Transactions) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the D&O Indemnified Person to whom D&O Expenses are to be advanced provides a written undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Person is not entitled to indemnification. To the extent provided for in the Company’s Organizational Documents, any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 5.13(b), “D&O Expenses” means reasonable and documented attorneys’ fees and all other reasonable, documented and out-of-pocket costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments or amounts paid in settlement (which items are, for the avoidance of doubt, included in the definition of D&O Costs).
(c)    At the Closing, and in full satisfaction of Purchaser’s other obligations pursuant to Section 5.13(a) and (b), Purchaser shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six years from the Closing Date, in an amount and scope at least as favorable as the Company’s existing policies, but in no event with a liability limit in excess of $10,000,000, with respect to matters existing or occurring on or prior to the Closing Date. Purchaser shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect.
(d)    In the event Purchaser, the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section 5.13. The provisions of this Section 5.13 shall survive the consummation of the Transactions and are expressly intended to benefit each of the D&O Indemnified Persons.

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Section 5.14.    DSS Transaction Expenses. Seller shall indemnify Purchaser and the Company for, and hold Purchaser and the Company harmless from, all DSS Transaction Expenses that are not reflected in the calculation of the Closing Consideration.
Section 5.15.    Applicable Case. Seller shall, at its own cost and expense, conduct and control, and shall prosecute and defend, all aspects of the Applicable Case. Seller shall have sole discretion as to the defense and prosecution of the Applicable Case (including selection of counsel); provided, that Seller shall not be permitted to take any action that would reasonably be expected to have a material adverse effect on the Company without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, Seller may (a) pursue or forgo any and all appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto and (b) pay, settle or compromise any aspect of the Applicable Case without the written consent of Purchaser; provided, that Seller shall not settle or compromise any aspect of the Applicable Case in a manner that results in (i) limiting the Company’s right to make, use or sell the allegedly infringing product or (ii) the Company making any payments (including damages or royalties) or otherwise admitting any Liability to the counterparty in the Applicable Case, in each case, without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the discretion of Seller to conduct and control the Applicable Case as provided herein, Seller shall, at Seller’s cost and expense, keep Purchaser reasonably informed of any material developments with respect thereto. Purchaser shall, at Seller’s expense, reasonably cooperate in good faith in the prosecution and defense of the Applicable Case and retain and, upon Seller’s reasonable request and at Seller’s expense, provide to Seller records and information that are reasonably relevant to the Applicable Case. Any and all funds paid to the Company or Purchaser in respect of the Applicable Case shall be for the account of Seller. Purchaser shall remit, or cause the Company to remit, an amount equal to such funds to Seller as promptly as practicable (but in no event later than 7 days of receipt by Purchaser or the Company).
Section 5.16.    Shared Contracts. From the date hereof until January 1, 2018, Seller, the Company and Purchaser agree to cooperate and use their commercially reasonable efforts to effect the separation of each Shared Contract and Joint Contract set forth on Schedule 5.16, such that the Company shall be a party to a separate agreement directly with the relevant third party(ies). To the extent any Shared Contract has not been separated prior to the Closing as described in the preceding sentence, then (i) the Company shall be entitled to the benefits of the portion of any such Shared Contract relating to the Business accruing on or after the Closing to the extent (and only to the extent) that Seller can provide such benefits (A) without violating the express terms of any such Shared Contract, and (B) without incurring any material expense that the Company does not agree to promptly reimburse or which is not otherwise reimbursed or paid pursuant to the Transition Services Agreement or otherwise taking any material actions or measures outside of the ordinary course of business consistent with past practice (including, but not limited to, hiring additional employees), and (ii) the Company shall perform, at its sole expense, the obligations of Seller (or Seller’s applicable Affiliate) to be performed after the Closing under the express terms of any such Shared Contract, solely to the extent related to portion of such Shared Contract that relates to the Business. It is understood and agreed by the

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Parties that Seller’s obligations under this Section 5.16 do not require Seller or any of its Affiliates to offer or grant financial accommodations (other than lawful incidental payments consented to by Purchaser and for which Purchaser shall promptly reimburse Seller) to any Person or to remain secondarily liable from and after the Closing for any actions or omissions of the Company or the operation of the Business.
Section 5.17.    Termination of Affiliate Contracts. Seller and the Company shall terminate the Contracts set forth on Section 3.19(b)(ii) of the Disclosure Schedule concurrently with or prior to the Closing.
Section 5.18.    Compliance with ISRA and the CTA.
(a)    Following the Closing, Seller shall be solely responsible for and bear all costs associated with any obligations or Liabilities arising out of or resulting from: (i) the ongoing ISRA Action with respect to the Real Property in Hackensack, New Jersey (the “Hackensack Facility”) SRP PI No. 019678, and (ii) the ongoing CTA Action with respect to the Owned Real Property in Stamford, Connecticut (the “Owned Stamford Facility”) DEEP ID REM No. 7660, in each case of (i) and (ii) including promptly completing any investigations, remedial actions, monitoring, or post-closure care required to achieve compliance with ISRA or the CTA, respectively. Seller shall provide Purchaser with a reasonable opportunity to review in draft form all filings, all investigation or remedial workplans, and all other material ISRA or CTA documents prepared with respect to the Hackensack Facility and Owned Stamford Facility, respectively, and shall incorporate Purchaser’s reasonable comments thereto.
(b)    Seller shall be solely responsible for and bear all costs associated with any obligations or Liabilities arising out of, triggered by, or resulting from the signing of this Agreement and the consummation of the Transactions: (i) under the CTA relating to the CT Facilities; and (ii) under ISRA relating to the Hackensack Facility and the Real Property located in Newark, New Jersey (collectively, the “New Jersey Facilities”).
(c)    With respect to the New Jersey Facilities, Seller shall, at its sole cost and expense, promptly take such actions as are required in order to comply with and complete all obligations under ISRA in connection with the signing of this Agreement and the consummation of the Transactions, including, to the extent required and applicable: (i) preparing and filing a General Information Notice (“GIN”) with the New Jersey Department of Environmental Protection (“NJDEP”) including certification that Seller is responsible for any required remediation, (ii) retaining a Licensed Site Remediation Professional (“LSRP”) that is reasonably acceptable to Purchaser (such acceptance not to be unreasonably withheld, conditioned, or delayed), (iii) engaging such LSRP to conduct and prepare a Preliminary Assessment or Remediation in Progress Waiver, and (iv) completing any investigations, remedial actions, monitoring, or post-closure care required to achieve compliance with ISRA. Seller shall provide Purchaser with a reasonable opportunity to review in draft form all filings, all investigation or remedial workplans, and all other material ISRA documents prepared by or on behalf of Seller or the LSRP, including the GIN, Preliminary Assessment, Site Investigation report (if applicable), and

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Remedial Action Outcome (“RAO”) report, and shall incorporate Purchaser’s reasonable comments thereto.
(d)    With respect to the New Jersey Facilities, if Seller cannot complete compliance with ISRA prior to the Closing Date in accordance with Section 5.18(c), then Seller: (i) shall execute and submit to NJDEP to the extent required and applicable (A) a Remediation Certification (as defined under ISRA) identifying Seller as the responsible party and permitting the consummation of the Transactions, (B) a Remediation Cost Review and Remediation Funding Source/Financial Assurance (“RFS/FA”) Form, and (C) any Remediation Funding Source (as defined under ISRA) required under such forms, and (ii) shall promptly take all such other actions as are required in connection with compliance with ISRA as a result of the consummation of the Transactions.
(e)    With respect to the CT Facilities, Seller shall, at its sole cost and expense, promptly take such actions as are required in order to comply with and complete all obligations under the CTA in connection with the consummation of the Transactions, including to the extent applicable and required: (i) retaining a Licensed Environmental Professional (“LEP”) that is reasonably acceptable to Purchaser (such acceptance not to be unreasonably withheld, conditioned or delayed), (ii) preparing and filing with CTDEEP the Form III and ECAF listing Seller as the “certifying party,” and paying any applicable filing fees, (iii) completing any investigations, remedial actions, monitoring, or post-closure care required to achieve compliance with the CTA, and (iv) promptly taking all such other actions as are required in connection with compliance with the CTA as a result of the consummation of the Transactions. Seller shall provide Purchaser with a reasonable opportunity to review in draft form all filings, all investigation or remedial workplans, and all other material CTA documents prepared by or on behalf of Seller or the LEP, including the Form III, ECAF, and Site Investigation Report and Remedial Action Plan (if applicable), and shall incorporate Purchaser’s reasonable comments thereto.
(f)    Prior to the conduct of any investigation, remedial action, monitoring or post-closure care by Seller after the Closing, Purchaser shall cause the Company to enter into a reasonable and customary access agreement with Seller that grants to Seller and its consultants and contractors the right to enter upon the Owned Stamford Facility and New Jersey Facilities upon reasonable advance notice in order to perform or monitor the work necessary for Seller to comply with its CTA or ISRA obligations hereunder (the “Work”). Pursuant to such access agreement, Seller shall take commercially reasonable steps to avoid unreasonably interfering with the operations of the Company at such Real Property. If any portion of such Real Property suffers any damage caused by Seller or its consultants or contractors pursuant to this access, including damage arising from sampling or testing conducted at such Real Property, Seller shall reasonably repair such damage and restore such Real Property substantially to the condition that existed immediately prior to such damage. Until such time as the Work has been completed by Seller, if Purchaser or the Company transfers all or any portion of such Real Property to any other Person, Purchaser shall require, or shall cause the Company to require, that

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such other Person and its successors and assigns grant to Seller the same right of access set forth in this Section 5.18(f) and require such Person to comply with Purchaser's obligations of Section 5.18(g), and further require any future transferee of any portion of the Real Property or Business to do the same.
(g)    Purchaser shall, and after Closing shall cause the Company to, reasonably cooperate with Seller to minimize costs incurred by Seller associated with Seller’s CTA and ISRA obligations hereunder, including accepting Land Use Covenants and/or Land Use Restrictions permitted by and consistent with the CTA and ISRA and executing and recording related deed notices and otherwise executing and recording all appropriate documents in connection therewith as Seller may reasonably request; provided, that such Land Use Covenants and/or Land Use Restrictions do not materially interfere with the continued utilization of the Real Property for industrial or commercial uses (including the continued operation of the Business).
(h)    Notwithstanding anything to the contrary herein, Seller shall not be responsible to Purchaser or the Company or any of their agents, contractors, licensees or invitees (other than Seller and its contractors and agents), and Purchaser and the Company following the Closing shall be responsible to Seller, for any releases of or contamination by Hazardous Substances to the extent: (i) caused by Purchaser’s gross negligence or willful misconduct; (ii) arising from releases of Hazardous Substances first caused by Purchaser after Closing, or (iii) otherwise caused by Purchaser after Closing in connection with any subsurface construction or demolition activities, except to the extent such activities are required to comply with any applicable Law or Permit, consistent with ordinary course maintenance and repair activities required to operate the Business or Real Property, or otherwise reasonably necessary to respond to a significant threat to human health or the Environment.
Section 5.19.    Transfer of Canadian Purchased Assets. Prior to Closing, Seller shall (a) cause the Company to form a New Brunswick, Canada corporation that will be a wholly-owned Subsidiary of the Company (“Canadian NewCo”), (b) cause DSS Canada to assign, transfer, and deliver to Canadian NewCo the Canadian Purchased Assets free and clear of any Liens other than Permitted Liens, and (c) use its reasonable best efforts to obtain the approvals from applicable Governmental Authorities set forth on Schedule 3.16(a) with respect to the Canadian NewCo. As of the Closing, Canadian NewCo shall be duly incorporated, validly existing and in good standing under the Laws of New Brunswick, Canada, and shall have the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted. Prior to the Closing, Canadian NewCo will not have conducted any business and will have no business activities, assets or Liabilities of any nature, other than the Canadian Purchased Assets and those incident to its incorporation.
Section 5.20.    Wichita Real Estate Purchase Agreement. Following the Closing, Purchaser shall cause the Company to satisfy its obligations under the Wichita Real Estate Purchase Agreement. Upon the consummation of the transactions contemplated by the Wichita Real Estate Purchase Agreement, Purchaser shall remit, or cause the Company to remit, to Seller

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an amount equal to the proceeds received by the Company pursuant to the consummation of the transactions contemplated by the Wichita Real Estate Purchase Agreement (less any costs or expenses (including Taxes) incurred by Purchaser or the Company in connection therewith) as promptly as practicable (but in no event later than seven days of receipt of such proceeds by Purchaser or the Company). In the event that the closing of the transactions contemplated by the Wichita Real Estate Purchase Agreement does not occur, Seller will reimburse Purchaser for all reasonable and documented costs and expenses incurred by Purchaser in connection with the Wichita Real Estate Purchase Agreement promptly upon receipt of a reasonably detailed invoice for such costs and expenses.
Section 5.21.    Insurance. Purchaser and the Company acknowledge that, other than the Company Policies, all insurance coverage for the Company under the Insurance Policies shall terminate as of Closing. Notwithstanding the foregoing, for any Liability that may be incurred by, for any claim that may be asserted against any the Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing Date (such claims, “Post-Closing Claims”), the Company may tender such Post-Closing Claim to Seller for submission by Seller or one of its Affiliates to the applicable insurer under any of the occurrence-based insurance policies of Seller or its Affiliates or their predecessors issued prior to the Closing Date under which the Company or its predecessors were insured or potentially insured as of the date of the events, incidents, conduct or circumstances giving rise to such Post-Closing Claim (such policies, the “Pre-Closing Occurrence Based Policies” and each such claim a “Noticed Post-Closing Claim”), and Seller shall thereupon tender, or cause one of its Affiliates to tender, such Post-Closing Claim to the applicable insurer for coverage; provided, however, that (a) nothing herein shall diminish or affect any right of the Company under such Pre-Closing Occurrence Based Policies to tender any Post-Closing Claims directly to the applicable insurer should Seller fail or refuse to do so for any reason; and (b) the Company shall have no recourse to Seller for any uninsured or uncovered amounts for such Post-Closing Claims (including any deductible or other amount for which Seller provides self-insurance), except for amounts attributable to any failure or refusal by Seller to provide timely notice of any Noticed Post-Closing Claim to the applicable insurer upon Seller’s receipt of notice of such Noticed Post-Closing Claim from the Company. Seller shall notify Purchaser and the Company of all coverage determinations made by the insurer(s) in respect of any Post-Closing Claims and, if any amounts are paid or to be paid by the insurer in respect thereof, shall request that such insurer make payment directly to the Company, or shall transfer such insurance proceeds to the Company, as the case may be, no later than ten (10) days after receipt of such insurance proceeds. Seller shall not release, commute, buy-back or otherwise eliminate the coverage available under any Pre-Closing Occurrence Based Policy without Purchaser’s consent.
ARTICLE 6
Tax Matters
Section 6.01.    Tax Cooperation. Purchaser and Seller will furnish to each other, upon reasonable request, as promptly as practicable, such information, assistance and cooperation relating to the Company (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns (including IRS Form 8594), the making of any Tax

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election, and the preparation, prosecution or defense of any Tax Claim. The Party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the Party requesting such information will (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any Tax Claim, (b) will disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) will return promptly, upon request of the other Party, all copies of the information received by it and (d) will take all steps necessary to cause its Representatives to comply with the terms and conditions of this Section 6.01. Purchaser and Seller will retain all books and records with respect to Taxes pertaining to the Company and the Business until 30 days after the expiration of the applicable statute of limitations (taking into account extensions). Notwithstanding the foregoing, Purchaser will not have access to any books, records, Tax Returns or other Tax information of Seller and its Affiliates that do not relate exclusively to the Company or the Business, including, for the avoidance of doubt, the consolidated U.S. federal income Tax returns (and similar state and local combined, unitary or consolidated Tax Returns) of Seller and its Subsidiaries.
Section 6.02.    Apportionment. In the case of any Straddle Period, (i)(A) sales, use, value added, goods and services and other similar Taxes (other than Transfer Taxes subject to Section 6.04), (B) employment Taxes, (C) withholding Taxes and (D) Taxes based on or measured by net income, receipts, or profits will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books, as if the Straddle Period ended as of the close of business on the day prior to the Closing Date, and (ii) Taxes (other than Taxes described in clause (i) of this Section 6.02) will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis. Seller will be responsible for the portion of Taxes for a Straddle Period allocable to the Pre-Closing Tax Period and Purchaser will be responsible for the portion of Taxes for a Straddle Period allocable to the Post-Closing Tax Period. Seller shall promptly pay to Purchaser an amount equal to any Taxes shown as due on any Seller Prepared Tax Return or Purchaser Prepared Tax Return with respect to a Pre-Closing Tax Period no later than two Business Days prior to the date on which such Taxes are required to be paid to the applicable Governmental Authority.
Section 6.03.    Tax Treatment; Allocation of Purchase Price. For U.S. federal and applicable state income tax purposes, Purchaser and Seller agree to, and agree to cause their Affiliates to, treat (i) the acquisition of the Units as a taxable purchase of the assets of the Company and (ii) the formation of Canadian NewCo as a taxable transfer of the Canadian Purchased Assets to the Canadian NewCo in exchange for the stock of the Canadian NewCo. The Purchase Price (and other relevant amounts for U.S. federal income and other applicable tax purposes plus an amount equal to the net proceeds received or receivable pursuant to the Wichita Real Estate Purchase Agreement) will be allocated among the assets of the Company in accordance with section 1060 of the Code and applicable Treasury Regulations (and any similar provision of applicable state, local, or non-U.S. Law), provided that the portion of the Purchase Price allocable to the property to be sold pursuant to the Wichita Real Estate Purchase

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Agreement shall be equal to the amount to be received by the Company in exchange therefor pursuant to the Wichita Real Estate Purchase Agreement ( the “Allocation”). Within 60 days of the determination of the final Purchase Price pursuant to Section 1.05, Purchaser shall prepare and deliver the Allocation to the Seller for Seller’s review and comment. Seller will have 20 days from the receipt of such draft Allocation to provide Purchaser with written comments. The Parties shall work in good faith for 15 days to resolve any disputes. Any dispute with respect to the Allocation that is not resolved in such 15-day period shall be submitted to the Accounting Firm for resolution. The fees and expenses of the Accounting Firm shall be borne by the Parties in accordance with Section 1.05(b). The Accounting Firm shall resolve any disputed matters as promptly as practicable, and the Accounting Firm’s decision with respect to any such matters shall be conclusive and binding on Seller, Purchaser and their respective Affiliates for applicable Tax purposes. The Parties will file, and will cause their Affiliates to file, all Tax Returns (including IRS Form 8594) consistent with the Allocation and the Parties will take no position inconsistent with the Allocation on any Tax Return, in any Tax Claim or otherwise unless otherwise required by applicable Law.
Section 6.04.    Transfer Taxes. All excise, sales, use, value added, registration, stamp, recording, registration, documentary, conveyance, transfer, transaction privilege and other similar Taxes, levies, charges and fees incurred in connection with the Transactions, including any interest, penalties or additions to Tax attributable to such Taxes, levies, charges or fees (collectively, the “Transfer Taxes”) will be borne solely by Purchaser. The Party required by Law to file any Tax Returns and documentation related to Transfer Taxes will prepare and file such Tax Returns and documentation and Purchaser and Seller will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. If Seller is required to pay any Transfer Taxes, including pursuant to a post-Closing assessment by a Taxing Authority, Purchaser will reimburse Seller for the amount of such Transfer Tax as promptly as practicable (but in no event later than 14 days of Seller’s written demand).
Section 6.05.    Tax Returns.
(a)    Seller, at its own expense, shall prepare and timely file prior to the Closing Date, or cause to be prepared and timely filed prior to the Closing Date, all Tax Returns required to be filed by the Company that are required to be filed (taking into account any applicable extensions) on or before the Closing Date (“Seller Prepared Tax Returns”). Seller shall prepare such Tax Returns consistent with past practices, except to the extent otherwise required by Law, and shall deliver to Purchaser any such Tax Returns for Purchaser’s review and comment at least 20 days prior to the due date of such Tax Return (or, in the case of non-income Tax Returns, such shorter period as circumstances may require) (taking into account any applicable extensions) and Seller shall consider in good faith all reasonable comments of Purchaser that are submitted no less than 10 days prior to such due date.
(b)    Purchaser, at its own expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any tax period ending on or prior to the Closing Date the due date of which (taking into account

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extensions of time to file) is after the Closing Date or for any Straddle Period (“Purchaser Prepared Tax Returns”). Purchaser shall prepare Purchaser Prepared Tax Returns consistent with past practices, except to the extent otherwise required by Law and shall deliver to Seller any such Purchaser Prepared Tax Returns for Seller’s review and comment at least 20 days prior to the due date of such Tax Return (or, in the case of non income Tax Returns, such shorter period as circumstances may require) (taking into account any applicable extensions), and Purchaser shall consider in good faith all reasonable comments of Seller that are submitted no less than 10 days prior to such due date.
Section 6.06.    Seller Tax Returns. For the avoidance of doubt, notwithstanding anything herein to the contrary, Seller shall control the preparation and filing of all U.S. federal (and applicable state and local) income Tax Returns of Seller and its Affiliates and the preparation, prosecution and defense of any and all Tax claims with respect to U.S. federal (and applicable state and local) income Taxes of Seller and its Affiliates, and Purchaser shall have no rights with respect thereto.
Section 6.07    Operation on Closing Date. Seller shall cause the Company to not incur any Taxes attributable to transactions outside the ordinary course of business on the Closing Date prior to the actual Closing.
Section 6.07.    Tax Treatment. Any payment made pursuant to Section 1.05, Section 5.20, Section 6.06, Section 6.07, Section 10.02 and Section 10.03 will be treated as an adjustment to the consideration paid for the Units for U.S. federal income and other applicable Tax purposes, except to the extent otherwise required by applicable Law.
ARTICLE 7
Employees and Employee Benefits
Section 7.01.    Employees.
(a)    Schedule 7.01(a) sets forth a list of all Employees, together with their job position/title, base salary and/or hourly wage rates, and any other targeted or mandatory cash compensation and any other relevant information, including bonus levels and job classification, where applicable. From and after the Closing and until the termination of all payroll and employee benefits services pursuant to the Secondment Agreement (such period, the “Employee Lease Term”), Seller will make available to Purchaser the services of the Employees to work for Purchaser in the positions detailed in Schedule 7.01(a). For so long as any Employee is providing services hereunder, he/she shall perform such services as Purchaser shall from time-to-time reasonably request and direct. Seller shall direct each such Employee to perform his/her duties honestly, diligently, competently, in good faith, and for the benefit of Purchaser, and Seller shall take no action inconsistent therewith. For so long as any Employee is providing the foregoing services hereunder, Seller shall ensure that he/she shall not perform any services for any Person (including Seller) other than Purchaser and its Affiliates. Seller will instruct the Employees to provide to Purchaser the services and perform those duties that such

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individuals provided to the Company prior to the Closing (subject to reasonable modifications to such duties and responsibilities as requested by Purchaser), to conform to Purchaser’s and its Affiliates’ policies regarding safety and health, labor and employment, personal and professional conduct and to otherwise conduct themselves in a businesslike manner. Except as specifically contemplated by this Agreement or requested by Purchaser or any of its Affiliates, Seller and its Affiliates shall not change the employment status, description, duties, reporting requirements or location of employment for any Employee. Purchaser and its Affiliates and their respective management shall have the exclusive right to direct and assign and structure work for the Employees during the Employee Lease Term. In the event that Purchaser or any of its Affiliates has a concern about an Employee’s performance or job conduct during the Employee Lease Term, Seller and its Affiliates will cooperate in providing Purchaser with documents and information relating to the Employee’s performance and other employment matters to the extent Seller or any of its Affiliates has such documents and information and to the extent permitted by Law. During the Employee Lease Term and pursuant to the Secondment Agreement, Seller or its Affiliates shall (i) provide timekeeping and payroll services for the Employees, including the following: semi-monthly, bi-weekly or monthly payroll, as applicable; payroll tax deductions and filings, including deductions and payments for income and Social Security tax requirements under federal, state and local Laws; personnel record maintenance; insurance withholdings; employment eligibility verification; retirement plan processing; and annual W-2 forms; (ii) make available to the Employees equivalent employee benefit and fringe benefit plans and arrangements that are provided from time to time by Seller to its equivalent level other similarly situated employees; and (iii) continue to pay the Employees their salary or wage as detailed in Schedule 7.01(a) and provide benefits as contemplated hereby, in each case subject to changes approved by Purchaser in writing; provided, however, that Seller shall make no award of equity or equity-based compensation to any Employee listed on Schedule 7.01(a). Purchaser shall (or shall cause the Company to) reimburse Seller an amount equal to the total cost for all compensation (including annual salary, annual bonus and other incentive compensation, but not equity compensation) and benefits (including paid time off or vacation that occurs during the Employee Lease Term) for the Employees incurred during the Employee Lease Term (the “Employee Costs”). Seller shall supply Purchaser with an invoice on each payroll date (which is currently done on a bi-weekly basis) for all Employee Costs related to salary, wages, commissions overtime, vacation and other paid leave, and incentive payments, and an invoice on a monthly basis with respect all Employee Costs related to benefits, employee taxes, administrative costs, and workers’ compensation and similar claims. Purchaser shall (or shall cause the Company to) pay the invoiced amount no later than five (5) days following receipt of such invoice; provided, however, that if Purchaser disagrees in good faith with any such charge, Purchaser shall send written notification to Seller specifying the reason for such disagreement (but Purchaser shall (or shall cause the Company to) pay any part of the invoiced amount with which it does not disagree) and Purchaser and Seller shall negotiate in good faith to promptly resolve any such disagreement. For the purposes of federal and state employee income and related Tax filings, Seller and its applicable Affiliates shall accurately report and remit such taxes to federal and state authorities as are due and payable for the periods

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for which Seller or any of its Affiliates paid payroll to the Employees. All applicable compensation paid during such period by Seller or any of its Affiliates shall be reported, and related Taxes remitted, to the tax authorities by Seller or any of its Affiliates under its federal employer identification number. Purchaser shall (or shall cause the Company to) reimburse Seller for all federal, state and local payroll Taxes as Employee Costs in accordance with this Section 7.01(a). During the Employee Lease Term and for a period of one (1) year thereafter, Purchaser and its Affiliates and/or agents shall have the right, on reasonable notice, during normal business hours and no more than twice per year, to inspect, audit, and analyze all of the books, accounts, and records of Seller and its Affiliates pertaining to the Employees and the Employee Costs for the sole purpose of verifying the amounts invoiced to Purchaser hereunder. Purchaser shall bear the cost of any inspection and audit unless the inspection reveals that Seller or any of its Affiliates overbilled Purchaser by two and one-half percent (2.5%) or more with respect to any period being audited, in which case Seller shall bear the costs of such inspection and audit. Purchaser and Seller shall cause their respective Affiliates to comply with Purchaser's and Seller's respective obligations under this Section 7.01(a) to the extent necessary to effectuate the provisions of this Section 7.01(a), and the Company and, to the extent necessary the Canadian NewCo shall be entitled to the rights of Purchaser under this Section 7.01(a).
(b)    On the last day of the Employee Lease Term (the “Employee Transfer Date”), Seller shall cause the termination of employment of all Employees set forth on Schedule 7.01(a), except for the Excluded Employees and any Employees who are, as of such date, absent from employment due to a leave of absence, disability or short or long term absence due to illness or injury. No later than five (5) Business Days prior to the Employee Transfer Date, Seller shall provide to Purchaser a complete and accurate list (the “Employee List”) of (i) all individuals who are, as of the date of delivery of the Employee List, Employees and (ii) all Employees who, as of the date of delivery of the Employee List, are absent from employment due to a leave of absence, disability or short or long term absence due to illness or injury (the “Inactive Employees”). At least one Business Day prior to the Employee Transfer Date, the Company shall provide to Seller a list of any Employees who will not be offered employment with the Company or its Affiliates (such individuals (the “Excluded Employees”); provided that the Company and its Affiliates shall offer employment to substantially all of the Employees not designated as manufacturing employees (as defined in the Job Function column to Exhibit A to the Amended and Restated Secondment Agreement) set forth on Schedule 7.01(a); provided further, that Purchaser may designate any manufacturing employees (as defined in the “Job Function” column to Exhibit A to the Amended and Restated Secondment Agreement) as Excluded Employees, subject to Section 5.08 herein; provided further, that Purchaser may designate the individuals identified on Schedule 7.01(b) as Excluded Employees. Effective as of the Employee Transfer Date, the Company shall (or shall cause one of its Affiliates to) offer employment to all Employees other than the Excluded Employees and any Inactive Employees as of such date (each such Employee offered employment, an “In-scope Employee”). Each In-Scope Employee who is offered employment, accepts the offer of employment and actually

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commences employment on a later date in accordance with this section with the Company or one of its Affiliates shall be referred to as a “Continuing Employee.” Any Excluded Employees and Inactive Employees shall remain employed by Seller or its Affiliates and will continue to be eligible to receive benefits under the Employee Plans, and, Seller shall continue to be responsible for all Liabilities related to the Excluded Employees and Inactive Employees (except with respect to any outstanding, undisputed Employee Costs and except to the extent of Section 5.08 herein). To the extent any Inactive Employee subsequently presents himself or herself to the Company for active employment within a period of six (6) months following the Employee Transfer Date, the Company will (or will cause one of its Affiliates to) make an offer of employment to such Inactive Employee. An Inactive Employee who accepts such offer employment and actually commences active employment on a later date in accordance with this section with the Company or one of its Affiliates shall become a Continuing Employee on the date he or she returns to active employment and any obligations of the Company or its Affiliates shall not commence until such return to active employment with the Company or such Affiliate. For a period of six (6) months following Closing (or, if earlier, until the termination of employment of the relevant Continuing Employee), Purchaser shall cause the Continuing Employees to be employed on terms and conditions that are, at a minimum, substantially similar to those in effect with respect to such Continuing Employees as in effect immediately before the Employee Transfer Date, providing for base salary or hourly wage rate and cash incentive compensation opportunities and benefits (excluding equity or equity-based, defined benefit pension, nonqualified or deferred compensation and retiree welfare benefits) substantially comparable in the aggregate to the base salary or hourly wage rate and cash incentive compensation opportunities and benefits (excluding equity or equity-based, defined benefit pension, nonqualified or deferred compensation and retiree welfare benefits) that were in effect with respect to the Continuing Employees immediately before the Employee Transfer Date. Nothing contained in this Section 7.01(b) shall be deemed to be a guarantee of employment or particular term or condition of employment of any Person with Purchaser, the Company or any of their respective Affiliates, including any Continuing Employee.
Section 7.02.    Purchaser Benefit Plans.
(a)    Purchaser will cause all plans and programs of Purchaser and its Affiliates to recognize all service of the Continuing Employees with Seller, the Company or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under the analogous Employee Plan in effect immediately prior to the Employee Transfer Date, for purposes of eligibility, vesting, benefit accrual and determining the level of vacation and severance benefits under any benefit or compensation plan, program, policy or agreement made available to Continuing Employees on or after the Employee Transfer Date occurs (excluding any equity or equity-based, defined benefit pension, nonqualified or deferred compensation or retiree welfare benefits) (except that such service will not be counted to the extent that it would result in a duplication of benefits or compensation for the same period of service). With respect to any medical, dental or health plan of Purchaser, the Company, or any of their

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respective Affiliates that is made available to Continuing Employees following the Employee Transfer Date (a “Purchaser Group Health Plan”), in the calendar year in which the Employee Transfer Date occurs, Purchaser will use commercially reasonable efforts to cause the Company to not include with respect to any Continuing Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Employee Transfer Date under any similar plans of Seller, the Company or any of their Affiliates (a “Seller Group Health Plan”)), and any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of such Seller Group Health Plan ending on the date such Continuing Employee’s participation in such Purchaser Group Health Plan begins will be taken into account under the Purchaser Group Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such analogous amounts had been paid in accordance with such Purchaser Group Health Plan in effect immediately prior to the Employee Transfer Date.
(b)    Unless otherwise agreed between Seller and Purchaser, or pursuant to any transition welfare benefit coverage agreement between Seller and Purchaser, coverage for all Continuing Employees and their spouses and dependents under the Employee Plans that are sponsored and maintained by Seller will cease to be effective from and after the Employee Transfer Date, and with respect to all such Employee Plans, other with respect to any Company Plans, Seller shall take all actions necessary to amend all such Employee Plans to remove the DDS Companies as participating employers, effective as of the Closing Date, and Seller shall be responsible for and shall perform and discharge, or cause to be performed and discharge, and shall indemnify and hold harmless Purchaser and its Affiliates from and against (1) subject to Purchaser’s reimbursement obligation under Section 7.01(a), all accrued compensation due to any Continuing Employee for the period of their employment with Seller or its Subsidiaries (other than the Company) until the Employee Transfer Date, (2) the sponsorship of and all Liabilities under or with respect to any Employee Plans (other than Company Plans), including those Liabilities incurred or claimed in respect of any Continuing Employees or their covered dependents for benefits or claims made by any current or former employees of the Company prior to the Employee Transfer Date and (3) any Liabilities arising out of any claims made by any current or former employees of Seller or its Subsidiaries (other than the Company) related to such employee’s period of employment or service with Seller or one of its Subsidiaries prior to the Employee Transfer Date. Seller shall retain responsibility for all medical, dental and vision expenses and all other welfare plan expenses incurred by current or former employees of Seller or its Subsidiaries under the Employee Plans (other than a Company Plan) regardless of when incurred or reported.
(c)    Immediately prior to the Closing, the Company shall (i) transfer the sponsorship of and the assets and liabilities maintained pursuant or with respect to the Spartech Corporation 401(k) Savings & Investment Plan (the “Company Savings Plan”) to Seller and (ii) remove the Company as a participating employer in the Company

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Savings Plan, in each case, to be effective at least one day prior to the Closing (the “CSP Transfer Date”). Effective as of the CSP Transfer Date, the Seller shall maintain, operate, fund and administer the Company Savings Plan and any related trust, Contract or fund, in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. Effective as of the Employee Transfer Date, Purchaser will cover (or cause to be covered) each Continuing Employee, other than an Employee of DSS Canada, under one or more tax-qualified defined contribution plans that are intended to qualify under Section 401(a) of the Code (the “Purchaser’s Savings Plans”). In addition, Purchaser will cause one or more Purchaser Savings Plans to accept a direct rollover or an eligible rollover of all or a portion of a distribution of the account balance, including any outstanding loan, from the Company Savings Plan and the PolyOne Corporation Retirement Savings Plan (the “PolyOne Savings Plan”) of each Continuing Employee who is a participant thereunder as a rollover contribution; provided, however, that Purchaser’s Savings Plans will only be required to accept rollovers of outstanding loans during the 180-day period following the Employee Transfer Date. Effective as of the Employee Transfer Date Seller will take all necessary actions to: (1) amend the loan procedures of the Company Savings Plan and the PolyOne Savings Plan, if necessary, to permit U.S. Continuing Employees to continue to make payments of any outstanding loan under such plan during the 180-day period following the Employee Transfer Date; (2) provide full vesting of all amounts credited to account of any U.S. Continuing Employee under the Company Savings Plan and PolyOne Savings Plan or any other retirement plan intended to be qualified under Section 401(a) of the Code , as applicable; and (3) make the matching, profit sharing and any other employer contributions to the Company Savings Plan, PolyOne Savings Plan or any other retirement plan intended to be qualified under Section 401(a) of the Code on behalf of U.S. Continuing Employees, prorated for the portion of the plan year ending on the Employee Transfer Date; provided, however, that such employer contributions to the Company Savings Plan, PolyOne Savings Plan or any other retirement plan intended to be qualified under Section 401(a) of the Code will be made as soon as reasonably practicable following the Employee Transfer Date. Notwithstanding any other provision of this Section 7.02, to the extent that prior to the Closing Date any non-Continuing Employees (or any spouses or dependents thereof) participate in, or any other entity other than the Company is a participating employer of, any Company Plans (but excluding the Company Savings Plan), effective no later than the day prior to the Closing Date, such employees and entities shall cease participating in the Company Plans (but excluding the Company Savings Plan), and Seller or its Affiliates (other than the DSS Companies) shall take all necessary action to cause the Company to amend such Company Plans to remove the non-Continuing Employees (or spouses and dependents thereof) as participants and all other entities other than the Company as participating employers, and Seller or its Affiliates (other than the DSS Companies) shall enroll such employees in Employee Plans sponsored by the Seller (and, for the avoidance of doubt, excluding the Company Plans).

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(d)    Purchaser will credit each Continuing Employee with the unused, accrued vacation, sick leave or personal days to which the Continuing Employee is entitled through the Employee Transfer Date.
(e)    Effective as of the Employee Transfer Date, Purchaser will maintain or establish a flexible spending account plan (“Purchaser’s Flexible Spending Account Plan”) providing for medical and dependent care flexible spending account arrangements for the benefit of Continuing Employees which will recognize the elections that such Continuing Employees had in effect for purposes of the plan year in which the Employee Transfer Date occurs under the medical and dependent care flexible spending account arrangements under the flexible spending account plan of Seller (“Seller’s Flexible Spending Account Plan”). As soon as practicable after the Employee Transfer Date, Purchaser will cause Purchaser’s Flexible Spending Account Plan to assume the account balances associated with the Continuing Employees’ flexible spending accounts under Seller’s Flexible Spending Account Plan. After the Employee Transfer Date, Purchaser’s Flexible Spending Account Plan will be responsible for reimbursement of all previously unreimbursed reimbursable medical claims incurred by Continuing Employees in Seller’s plan year in which the Employee Transfer Date occurs. With respect to any Continuing Employees who have account balances under the Seller’s Flexible Spending Account Plan, as soon as reasonably practicable following the Employee Transfer Date, or after the end of any welfare benefit transition coverage period, Seller’s will transfer to Purchaser, the Company or any of their respective Affiliates, assets equal to the total account balances outstanding, along with any records or information necessary to administer the Purchaser’s Flexible Spending Account Plan.
(f)    Purchaser will have the sole responsibility after the Employee Transfer Date for “continuation coverage” benefits provided after the Employee Transfer Date for all Continuing Employees and “qualified beneficiaries” of Continuing Employees for whom a “qualifying event” occurred after the Employee Transfer Date, except that Seller will assume or retain such responsibility or obligations with respect to U.S. Continuing Employees and other qualified beneficiaries: (1) who are enrolled in COBRA continuation coverage under a Seller Group Health Plan as of the Employee Transfer Date or (B) with respect to whom a qualifying event occurred on or prior to the Employee Transfer Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” will have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.
Section 7.03.    Workers Compensation Claims. As of the Employee Transfer Date, Purchaser will, or will cause one of its Affiliates to, (i) be solely responsible for the costs and administration of any and all workers’ compensation claims of any Continuing Employee (including (x) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained on or before the Employee Transfer Date, regardless of whether such claims are filed by such Continuing Employee before or after the Employee Transfer Date, (y) injuries identifiably sustained by Continuing Employees after the Employee Transfer Date that are aggravations or reinjuries of injuries or illnesses that were sustained on or before the

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Employee Transfer Date and (z) treatment after the Employee Transfer Date required by Continuing Employees following complete recovery from injuries sustained on or before the Employee Transfer Date) and (ii) establish and maintain appropriate workers’ compensation insurance with respect to claims relating to Continuing Employees. Seller will retain responsibility for the costs and administration of any workers’ compensation claims of any Employees (or other employees of Seller and its Affiliates) who do not become Continuing Employees.
Section 7.04.    MEPP Withdrawal Liability. Seller will, or shall cause its Affiliates (other than the DSS Companies) to continue to timely make any and all payments to or with respect to, and to satisfy any and all obligations with respect to any withdrawal liability that was assessed by an MEPP prior to the Employee Transfer Date.
Section 7.05.    No Third Party Beneficiaries. No provision of this Article 7 will create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or Purchaser or any other Person other than the Parties and their respective successors and assigns, or constitute or create an employment agreement. No provisions of this Article 7 (i) shall be construed to establish, amend or modify any Employee Plan, Foreign Plan or Company Plan, or any other benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Purchaser, the Company or any of their respective Affiliates to amend, modify, or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
ARTICLE 8
Conditions to Closing
Section 8.01.    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Purchase and Sale are subject to the satisfaction of the following conditions:
(a)    any applicable waiting period under the HSR Act relating to the Transactions will have expired or been terminated and the Required Regulatory Approval will have been obtained; and
(b)    no provision of any applicable Law or regulation and no judgment, injunction, order or decree will prohibit the consummation of the Transactions.
Section 8.02.    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Purchase and Sale is subject to the satisfaction of the following further conditions:
(a)    (i) Each of Seller and the Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement on or prior to the Closing Date, (ii) each of the representations and warranties of Seller (including such representations and warranties regarding the Company) contained in this Agreement, other than the Fundamental Representations of Seller, shall be true and

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correct as of the Closing Date (disregarding any “Material Adverse Effect” or other materiality qualification therein) as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except for any inaccuracy or omission that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (iii) each of the Fundamental Representations of Seller shall be true and correct in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and (iv) Purchaser shall have received a certificate signed by an officer of Seller to the foregoing effect.
(b)    Seller shall have delivered, or caused to be delivered, to Purchaser all of the deliveries required by Section 1.04(d).
Section 8.03.    Conditions to Obligation of Seller. The obligation of Seller and the Company to consummate the Purchase and Sale is subject to the satisfaction of the following further conditions:
(a)    (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it under this Agreement at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant to this Agreement will be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct in all material respects only as of that earlier date) and (iii) Seller shall have received a certificate signed by an officer of Purchaser to the foregoing effect.
(b)    Purchaser shall have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 1.04(c).
Section 8.04.    Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations under this Agreement, including Section 5.05.
ARTICLE 9
Termination
Section 9.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written agreement of the Parties;

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(b)    by either Seller or Purchaser if the Closing will not have been consummated on or before October 27, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01 will not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
(c)    by Seller or the Company if there has been a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement such that the condition set forth in Section 8.03(a) would not be satisfied, and such breach has not been cured prior to the earlier of (i) 10 Business Days following notice of such breach and (ii) the Termination Date; or
(d)    by Purchaser if there has been a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company contained in this Agreement such that the condition set forth in Section 8.02(a) would not be satisfied, and such breach has not been cured prior to the earlier of (i) 10 Business Days following notice of such breach and (ii) the Termination Date.
Section 9.02.    Method of Termination. In the event of termination by any Party pursuant to Section 9.01, the terminating Party will give the other Parties written notice describing in reasonable detail the basis for termination. If the Transactions are terminated as provided in this Agreement:
(a)    Purchaser will return to Seller or destroy all documents and other material received from Seller or any of its Affiliates relating to the Transactions, whether so obtained before or after the execution hereof; and
(b)    all Confidential Information received by Purchaser with respect to the business of Seller and its Affiliates will be treated in accordance with the Confidentiality Agreement, which will remain in full force and effect subject to the terms and conditions thereof notwithstanding the termination of this Agreement.
Section 9.03.    Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination will be without Liability of any Party (or any equityholder, director, officer, employee, agent, consultant or representative of any such Party) to any other Party to this Agreement; provided, that nothing in this Agreement will relieve any Party from Liability for any deliberate and material breach. For the avoidance of doubt, any failure by Purchaser to consummate the Transactions as and when required in accordance with the terms of this Agreement shall be deemed a deliberate and material breach. The provisions of Section 5.04 (Confidentiality), Section 5.09 (Public Announcements), Section 9.02 (Method of Termination), this Section 9.03 (Effect of Termination) and Article 11 (Miscellaneous) will survive any termination of this Agreement.

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ARTICLE 10
Survival; Indemnification
Section 10.01.    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof; provided that the representations and warranties of Purchaser contained in Section 4.02, Section 4.06, and Section 4.07 (the “Fundamental Purchaser Representations”) shall survive the Closing until the one year anniversary of the Closing Date, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. Notwithstanding the foregoing, the Parties agree that this Section 10.01 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.
Section 10.02.    Indemnification of Purchaser by Seller.
(a)    From and after the Closing Date, Seller will indemnify and save and hold harmless Purchaser and its officers, directors and Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses incurred, sustained or suffered by any such Purchaser Indemnified Parties resulting from or arising out of (i) the Retained Liabilities, (ii) any breach of any covenant or agreement made by Seller in this Agreement that survives the Closing Date pursuant to Section 10.01, (iii) the matters set forth on Schedule 10.02(a)(iii), (iv) the Applicable Case to the extent relating to (A) the patents that are the subject matter of the Applicable Case as of the Closing or (B) sales made prior to the Closing by Seller or the Company of products related to or alleged to infringe the patents that are the subject matter of the Applicable Case as of the Closing, or (v) any allegation that the conduct of the business of the Company or any of its Subsidiaries prior to the Closing infringes any Related Patent.
(b)    Any indemnification of a Purchaser Indemnified Party payable by Seller pursuant to this Article 10 will be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the final determination thereof.
Section 10.03.    Indemnification of Seller by Purchaser.
(a)    From and after the Closing Date, Purchaser will (and after the Closing will cause the Company to) indemnify and save and hold harmless Seller and its officers, directors and Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses incurred, sustained or suffered by any such Seller Indemnified Parties

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resulting from or arising out of (i) any breach of any Fundamental Purchaser Representations or (ii) any breach of any covenant or agreement made by Purchaser or, with respect to periods following the Closing, the Company, in this Agreement that survives the Closing Date pursuant to Section 10.01.
(b)    The Seller Indemnified Parties will not be entitled to assert any indemnification under Section 10.03(a) after the expiration of the applicable survival period pursuant to Section 10.01, except that if, on or prior to the expiration of the applicable survival period, a notice of claim will have been given to Purchaser pursuant to Section 10.04(a) for such indemnification, the survival period with respect to such claim shall be tolled, and the Seller Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 10.
(c)    Any indemnification of a Seller Indemnified Party pursuant to this Article 10 will be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the final determination thereof.
Section 10.04.    Procedures Relating to Indemnification.
(a)    In order for an indemnified party to be entitled to any indemnification provided for under this Article 10 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim, except that failure to give such notification will not affect the indemnification provided under this Agreement except to the extent the indemnifying party is actually prejudiced as a result of such failure. The indemnified party will deliver to the indemnifying party, within five Business Days after the indemnified party’s receipt thereof, copies of all material notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
(b)    If a Third-Party Claim that is exclusively for civil monetary damages pursuant to the terms of this Agreement is made against an indemnified party, and if the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any and all Covered Losses that may result from such Third-Party Claim, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party at the expense of the indemnifying party Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim for equitable relief or any claim that would impose criminal liability or damages, and the indemnified party shall have the right to defend, at the expense of the indemnifying party, any such Third Party Claim. Should the

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indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless (i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party reasonably determines that representation by counsel to the indemnifying party of both the indemnifying party and such indemnified party may present such counsel with a conflict of interest. If the indemnifying party assumes such defense, the indemnified party will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party will be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the Parties will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis, without charge, to provide additional information and explanation of any material provided under this Section 10.04(b). Whether or not the indemnifying party will have assumed the defense of a Third-Party Claim, neither the indemnified party nor any of its Affiliates will admit any Liability with respect to, consent to the entry of judgment, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent will not be unreasonably withheld). If the indemnifying party assumes the defense of any Third-Party Claim, the indemnifying party shall not, without the prior written consent of the indemnified party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) does not include an unconditional written release by the claimant or plaintiff of the indemnified party from all liability in respect of such Third‑Party Claim, (ii) subjects the indemnified party to any injunctive relief or other equitable remedy, other than solely the payment of money damages for which the indemnified party will be indemnified hereunder, or (iii) includes a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(c)    If any indemnified party desires to assert any claim for indemnification provided under this Article 10 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party will notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim, except that the failure of an indemnified party to notify the indemnifying party will relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.

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(d)    Mitigation. Purchaser and Seller will reasonably cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party under this Agreement. Nothing in this Agreement in any way restricts or limits the general obligation under applicable Law of an indemnified party to use reasonable efforts to mitigate any loss it may suffer or incur.
Section 10.05.    Limitations on Indemnification.
(a)    The amount of any and all Covered Losses under this Article 10 will be determined net of any amounts actually recovered by any Purchaser Indemnified Party (after netting any out of pocket costs or expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Covered Losses) under or pursuant to any insurance policy (including the R&W Insurance Policy) under which or pursuant to which such Purchaser Indemnified Party is a party or has rights (collectively, “Alternative Arrangements”). Purchaser will use (and will cause its Affiliates to use) reasonable efforts to collect the proceeds of any available Alternative Arrangements; provided that this requirement shall not apply to any insurance policies for pollution legal Liability purchased in connection with or following the completion of the Transactions; and provided, further, that the pursuit of any such recovery shall not be a condition or prerequisite to the making of a claim for indemnification hereunder or a prerequisite to the receipt of indemnification under this Article 10.
(b)    Notwithstanding any provision of this Agreement to the contrary, no indemnified party will be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses.
Section 10.06.    Exclusive Remedy. This Article 10 and any R&W Insurance Policy obtained by Purchaser shall be the exclusive remedy of the Parties following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the Parties contained in this Agreement and the transactions contemplated hereby, except for (i) disputes under Section 1.05(b) or Section 6.03, which disputes will be resolved in accordance with the dispute mechanisms set forth therein, (ii) claims for specific performance and other injunctive relief in accordance with Section 11.07, (iii) claims of fraud, and (iv) obligations under Article 6. In furtherance of the foregoing, and except as specifically set forth in this Agreement, each indemnified party hereby waives and releases, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party (including such indemnifying party’s Affiliates) with respect to this Agreement and the transactions contemplated hereby, whether arising under or based upon any Law (including any claim Purchaser may otherwise have against Seller arising under any Environmental Law). Notwithstanding any other provision in this Agreement to the contrary, the Parties acknowledge and agree that from and after the Closing, except in the case of fraud, Seller shall not have any direct or indirect Liability with respect to any breach of any representation or warranty made by Seller in this Agreement. In furtherance of the foregoing, the Parties each acknowledge that, except in the case of fraud,

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(y) the sole and exclusive remedy with respect to any breach by Seller of any representation or warranty contained in this Agreement shall be satisfied solely from any R&W Insurance Policy obtained by Purchaser, and (z) Seller shall not have any direct or indirect Liability with respect to such R&W Insurance Policy (including by way of subrogation).
ARTICLE 11
Miscellaneous
Section 11.01.    Definitions.
(a)    In addition to the terms defined elsewhere in this Agreement, the following terms have the following meaning when used in this Agreement with initial capital letters:
“Action” means any claim, action, charge, complaint, grievance, audit, examination, suit, proceeding or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“After-Acquired Business” means a Business Entity or business, in each case, a portion of which engages in the Restricted Business.
“Applicable Case” means the Actions set forth on Section 11.01(a) of the Disclosure Schedule.
“Business” means Seller’s Designed Structures and Solutions business segment, which is in the business of designing, manufacturing, marketing, and selling (i) sheet non-barrier packaging, sheet barrier packaging, formed barrier packaging and formed non-barrier packaging, and (ii) sheet, custom rollstock and specialty film, laminate and acrylic solutions (including rods and tubes), in each case, as operated by the DSS Companies as of the Effective Date and as of the Closing.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Cleveland, Ohio are authorized or required by Law to close.
“Canadian Purchased Assets” means those certain assets of DSS Canada that are set forth on Section 11.01(c) of the Disclosure Schedule
“Cash on Hand” means all cash and cash equivalents of the Company determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand shall be calculated net of

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(i) any outstanding checks, wires, ACH payments and bank overdrafts of the Company, (ii) all prepayments, deposits and monies received in advance, (iii) any amounts relating to credit card receivables, and (iv) cash otherwise subject to any legal or contractual restrictions on the ability to freely transfer or use such cash for any lawful purpose (including cash reserve, cash escrow or cash collateral requirements), in the case of each of clauses (i), (ii) (iii) and (iv), whether or not required to be reported as such under GAAP.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Closing Consideration” means an amount equal to (i) the Purchase Price, minus (ii) the amount (if any) by which Final Working Capital is less than Target Working Capital, plus (iii) the amount (if any) by which Final Working Capital is greater than Target Working Capital minus (iii) the Final Indebtedness, minus (iv) the Final Transaction Expenses plus (vi) the Final Cash on Hand.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means all proprietary technical, economic, environmental, operational, financial or other business information or material (in written, oral, electronic or visual form) of one Party which, prior to or following the Closing Date, has been disclosed by Seller or its Affiliates, on the one hand, or Purchaser or its Affiliates, on the other hand, to the other Party (or otherwise has come into the possession of the other Party), in each case, including pursuant to the access provisions of Section 5.02 or any other provision of this Agreement or the other Transaction Agreements, to the extent relating to the Company, the Business or the Units prior to the Closing, except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Affiliates or (ii) lawfully acquired from other sources by such Party or its Affiliates.
“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or other arrangement, whether written or oral.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414 of the Code.
“Covered Loss” means any and all Liabilities, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any of the foregoing) and Taxes, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order or award of any arbitrator of any kind, or any Law or Contract or otherwise; provided, that Covered Loss excludes any Liability that has been specifically accrued for or reserved against in the Financial Statements (in each case, to the extent of such

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accrual or reserve) or the Final Closing Statement (in each case, to the extent of such accrual or reserve, and only to the extent that the effect thereof was to reduce dollar-for-dollar the amount of the Purchase Price as compared to what it would have been absent such recorded Liability).
“CT Facilities” means the Owned Real Property and Leased Real Property located in Stamford, CT.
“CTA” means the Connecticut Transfer Act, C.G.S. § 22a-134 et seq., and the rules and regulations promulgated thereunder.
“Data Room” means that certain virtual data room relating to the Business established by Seller through Merrill Corporation as such data room existed on the Business Day immediately preceding the Effective Date.
“Data Security Requirements” means, collectively, all of the following to the extent relating to the collection, handling, storage, disclosure, distribution, disposal, protection, or other treatment of personally-identifiable information, payment card information, protected health information, other sensitive, protected, or confidential information or data, or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Business: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise); (ii) all applicable Laws; (iii) industry standards applicable to the Company (including the Payment Card Industry Data Security Standards); and (iv) any Contract into which the Company has entered or by which it is otherwise bound.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.
“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“DSS Canada ” means PolyOne DSS Canada Inc., a corporation incorporated under the Laws of New Brunswick, Canada.
“DSS Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries.
“DSS Transaction Expenses” means the unpaid portion as of the Closing of any fees and expenses payable by Seller or the Company arising from, incurred in connection with or incident to the Transaction Agreements and the Transactions, including all financial advisory, legal, accounting and other similar fees and associated expenses and all stay bonuses, incentive bonuses, transaction bonuses, change of control payments, severance (single trigger) payments and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, in whole or in part by the consummation of the Transactions,

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together with any and all payroll and employment Taxes owed by Purchaser or the Company with respect to the foregoing compensatory payments.
“Employee” means any individual who is (or at the time of such employment was) actively employed (whether full- or part-time) by Seller, the Company or its Affiliates exclusively in the Business or any such individual who is on short‑term disability leave, authorized leave of absence, workers compensation leave, military service or lay-off with recall rights as of the Closing.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata or indoor or ambient air.
“Environmental Law” means any Law concerning (a) the manufacture, sale, repair, marketing, installation, shipment, distribution, packaging, labeling, handling, transport, use, treatment, storage, release or disposal of, arrangement for disposal of, or exposure of any Person to, any Hazardous Substance, (b) the protection of the Environment or (c) the protection of human health and safety with respect to Hazardous Substances, including any Hazardous Substances in any food or medical product packaging.
“Environmental Liability” means any Liability (including any investigatory, corrective or remedial obligation) attributable or relating to, resulting from, or caused by any Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Consideration” means an amount equal to (i) the Purchase Price, minus (ii) the amount (if any) by which the Estimated Final Working Capital is less than the Target Working Capital, plus (iii) the amount (if any) by which the Estimated Final Working Capital is greater than Target Working Capital, minus (iv) the Estimated Indebtedness, minus (v) the Estimated Transaction Expenses plus (vi) the Estimated Cash on Hand.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Final Cash on Hand” means the Cash on Hand as of the close of business on the Business Day immediately preceding the Closing Date.
“Final Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.
“Final Transaction Expenses” means the DSS Transaction Expenses as of immediately prior to the Closing.
“Final Working Capital” means the Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date.

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“Fundamental Representations” means the representations and warranties set forth in Section 2.01 (Organization), Section 2.02 (Authority; Enforceability), Section 2.05 (Brokers and Finders), Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), Section 3.03 (Capitalization of the Company), Section 3.16(a) (Title to and Sufficiency of Assets) and Section 3.21 (Brokers and Finders).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, arbitrator (public or private), authority or other body of any of the foregoing).
“Governmental Order” means any order, writ, judgment, injunction, decree, determination, assessment, directive or award entered by or with any Governmental Authority.
“Hazardous Substance” means any material, waste, or substance that is listed as “hazardous” pursuant to CERCLA or that is listed or defined as “hazardous,” “toxic” or words of similar import under, or may otherwise give rise to Liability or standards of conduct pursuant to, any other Environmental Law, including asbestos or any petroleum product or by-product.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income or gross receipts.
“Indebtedness” means, with respect to any Person, (a) all obligations or Liabilities of such Person for borrowed money, (b) all obligations or Liabilities of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Liabilities of others secured by any Lien on property or assets owned or acquired by such Person, (d) all guarantees by such Person of Liabilities of others, (e) all Liabilities under any lease obligations of such Person that are required to be capitalized in accordance with GAAP, (f) all Liabilities under or in connection with pre-Closing worker’s compensation claims (but only to the extent such Liabilities exceed $372,000 in the aggregate), including Liabilities under or in connection with the Sentry worker’s compensation letter of credit (whether or not drawn), (g) all Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items other than the Sentry worker’s compensation letter of credit (but, in each case, solely to the extent drawn), (h) all Liabilities for deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business) and all deferred purchase price obligations or liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (i) all Liabilities arising from cash/book overdrafts, (j) all Liabilities arising out of interest rate, currency or other hedge agreements or other hedging arrangements, (k) all accrued and unpaid Liabilities arising out of capital expenditures relating to the Company’s Royalite and PETG manufacturing line

NAI-1502820106v1

installations and improvements in Greenville, OH, including any amounts that have been booked as "Capital Expenditures in AP" in the Target Working Capital Statement, (l) all Liabilities related to corporate restructurings initiated or completed prior to the Closing (including corporate restructuring Liabilities associated with real property that is not part of the Real Property and Liabilities associated with the distribution of the equity interests of any Business Entity by the Company to Seller or any of its Affiliates (other than the Company) on or prior to the Closing), and (m) all accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, and reimbursements payable in connection with the foregoing; provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any of the liabilities or obligations of the Company under, pursuant to or in connection with any guarantee by an Affiliate of the Company of the third party trade obligations of the Company entered into in the ordinary course of business consistent with past practice and set forth on Section 11.01(b) of the Disclosure Schedule.

“Intellectual Property” means any and all patents and patent applications, trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing, inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets, copyrights, copyrightable works and rights in databases and data collections, moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world, and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof.
“IRS” means the United States Internal Revenue Service.
“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the rules and regulations promulgated thereunder.
“IT Systems” means all of the following used by or on behalf of the Company (whether owned or those of Seller or a third party): electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, software, networks, peripherals and computer systems, and all documentation associated with any of the foregoing.
“Key Customers” means the 15 most significant customers of the Business, based on dollar sales volumes of the Business during (a) the 12 month period ended December 31, 2016 and (b) the five month period ended May 31, 2017.
“Key Suppliers” means the 15 most significant suppliers of the Business, based on amounts invoiced during (a) the 12 month period ended December 31, 2016 and (b) the five month period ended May 31, 2017.

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“Knowledge” means the actual knowledge (a) with respect to Seller, of any officer of Seller, (b) with respect to the Company, of any person listed in Section 11.01(c) of the Disclosure Schedule and (c) with respect to Purchaser, of any officer of Purchaser.
“Land Use Covenants” and “Land Use Restrictions” mean those measures (including institutional and engineering controls, covenants, restrictions and decrees) affecting the use of real property, and obligations to maintain cover and containment structures, and to monitor and test environmental media and conditions, in order to protect persons from unsafe exposures to Hazardous Substances, which may be memorialized in documents of title to “run with the land,” such as deed notices, covenants or restrictions, including prohibiting use of groundwater for potable uses and limiting uses to industrial or commercial.
“Labor Agreements” mean any and all Contracts, collective bargaining agreements, collective bargaining relationships, and other labor agreements between the Company or any of its Affiliates, on the one hand, and labor organization on the other hand.
“Law” means any statute, law (including federal, state, local foreign or common law), ordinance, directive, regulation, rule, code, constitution, treaty or other requirement of a Governmental Authority or any Governmental Order.
“Leased Real Property” means all leased real property of the Company that are specifically listed or described in Section 3.12(a) of the Disclosure Schedule.
“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.
“Lien” means any security interest, pledge, mortgage, lien, license, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the Business, operations, results of operation, financial condition, Liabilities or assets of the Company or (b) the ability of Seller or the Company to consummate the Transactions; provided, that, with respect to clause (a), any such change, effect, event, occurrence, state of facts or development to the extent resulting or arising from or relating to any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions generally affecting the industry in which the Company participates or developments or changes therein; (ii) any conditions in the United States economy generally or developments or changes therein; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and

NAI-1502820106v1

terrorism or developments or changes therein; (iv) any conditions resulting from natural disasters, (v) compliance by Seller with the express covenants contained in this Agreement; (vi) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period prior to, on or after the Effective Date (it being agreed that the facts and circumstances underlying such failure shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur, except to the extent otherwise excluded by this proviso); (vii) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser; (viii) the announcement of this Agreement or the Transactions, solely to the extent such effects are directly attributable to the identity of Purchaser; or (ix) changes in any Laws or GAAP occurring after the Effective Date; provided, further, that any change, effect, event, occurrence, state of facts or development set forth in the foregoing clauses (i), (ii), (iii), (iv) or (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonable be expected to occur to the extent such change, effect, event, occurrence, state of facts or development has (or would reasonably be expect to have) a disproportionate adverse effect on the Business, operations, results of operation, financial condition, Liabilities or assets of the Company relative to other businesses operating in the industry in which the Company operates.
“Net Adjustment Amount” means the sum (whether positive or negative) of (i) the Closing Consideration (reflecting the components thereof as finally determined pursuant to Section 1.05(b)), minus (ii) the Estimated Closing Consideration.
“Net Working Capital” means, as at a specified time and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus (ii) the current liabilities of the Company, in each case before taking into account the consummation of the Transactions, and calculated in accordance with the Transaction Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude Cash on Hand (including such items identified in the definition thereof), Indebtedness of the Company, DSS Transaction Expenses, Tax assets of the Company and Tax liabilities of the Company.
“Organizational Documents” means, as to any Person, its articles or certificate of incorporation and its bylaws, limited liability company agreement or operating agreement or regulations or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
“Owned Real Property” means the real estate parcels, including all land, buildings, equipment, and other improvements located thereon, owned by the Company that are specifically listed or described in Section 3.12(a) of the Disclosure Schedule.
“Parties” means Seller, the Company and Purchaser together. Each of Seller, the Company and Purchaser is individually a “Party.”
“Pass-Through Tax Return” means any Tax Returns for Income Taxes with respect to the operations of the business of the Company for any period in which the owner of the Company is liable as a matter of law for such Income Taxes.

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“Permitted Liens” means: (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP; (ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon Seller or any of its Affiliates arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable or that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established in accordance with GAAP; (iv)  the effect of zoning, entitlement and other land use and Environmental Laws, which are not violated by the current use or operation of any Real Property or the conduct of the Business thereon; (v) imperfections or irregularities in title, easements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of the Real Property; (vi) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Real Property or other general easements granted to Governmental Authorities in the ordinary course of developing or operating the Real Property; (vii) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters which would be shown by a current, accurate survey or physical inspection of the Real Property; provided, that in the case of clauses (iv) through (vii), none of the foregoing would reasonably be expected to, individually or in the aggregate materially impair the continued use or occupancy of the property to which they relate in the conduct of the Business as currently conducted thereon; and (viii)  Liens set forth in Section 11.01(d) of the Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means (i) any Tax period beginning on or after the Closing Date and (ii) the portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Tax Period” means (i) any Tax period ending prior to the Closing Date and (ii) the portion of any Straddle Period that ends on the day prior to the Closing Date.
“Real Property” means, collectively, all Owned Real Property and all Leased Real Property.
“Real Property Lease Agreements” means all real estate lease agreements, sublease agreements, license agreements, or other agreements pursuant to which the Company uses or occupies any of the Leased Real Property.
“R&W Insurance Policy” means any representation and warranty insurance policy issued to Purchaser with respect to this Agreement.
“Related Patent” means, with respect to the patents that are the subject of the Applicable Case: (a) all patents claiming or entitled to claim priority, directly or indirectly, thereto; (b) all reissues, renewals, continuations, continuations-in-part, and divisions, all results of oppositions,

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reexaminations, supplemental examinations, and other reviews thereof or of any patents covered by (a) above; and (c) all foreign counterparts thereof or of any patents covered by (a) or (b) above.
“Required Regulatory Approval” means all consents, approvals or authorizations of or filings with or notifications to, Governmental Authorities under the HSR Act.
“Restricted Business” means the designing, manufacturing, marketing, and selling of (i) sheet non-barrier packaging, sheet barrier packaging, formed barrier packaging and formed non-barrier packaging, and (ii) sheet, custom rollstock and specialty film, laminate and acrylic solutions (including rods and tubes); in each case with respect to clauses (i) and (ii), as operated by the DSS Companies as of the Effective Date and through the Closing.
“Retained Liabilities” means any Environmental Liability, whether or not set forth in the Disclosure Schedules, attributable or relating to, resulting from, or caused by (i) any property or facility now or previously owned, leased, or operated by Seller, the DSS Companies, or their predecessors or otherwise in connection with the Business, other than the Real Property (which for this purpose shall not include the Real Property that is the subject of the Wichita Real Estate Purchase Agreement) including as may migrate therefrom; and (ii) any treatment, storage, disposal, or arrangement for disposal of Hazardous Substances at or to any location or property other than the Real Property (which for this purpose shall not include the Real Property that is the subject of the Wichita Real Estate Purchase Agreement) by Seller, the DSS Companies, or their predecessors or otherwise in connection with the Business (including any such Hazardous Substances generated in connection with operations upon the Real Property) prior to the Closing.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Secondment Agreement” means an amended and restated secondment agreement, dated as of the Closing Date, between Seller and the Company, substantially in the form set forth on Exhibit B.

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“Securities Act” means the Securities Act of 1933, as amended.
“Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings or a combination thereof, to meet its obligations as they become due.
“Straddle Period” means any Tax period that begins on or before the Closing Date but ends on or after the Closing Date.
“Subsidiary” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity or otherwise has the power to direct the business of such business partnership, association or other business entity.
“Supply Agreement” means a supply agreement, dated as of the Closing Date, between Seller and the Company, substantially in the form set forth on Exhibit C.
“Target Working Capital” means the Net Working Capital set forth on the Target Working Capital Statement.
“Target Working Capital Statement” means the unaudited working capital statement of the Business set forth on Section 3.05 of the Disclosure Schedule.

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“Tax” means all taxes and similar fees, levies or other assessments in the nature of a tax imposed by a Taxing Authority of any kind whatsoever in the nature of a tax, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, value added, goods and services, escheat, abandonment and unclaimed property, transfer, license, payroll and franchise taxes, and such term will include any interest, penalties or additions to tax attributable to such taxes, similar fees, levies or other assessments or to the failure to file any Tax Return.
“Tax Claim” means any Action relating to Taxes by or before a Taxing Authority.
“Tax Returns” means any return, report or information return filed or required to be filed with any Taxing Authority in connection with Taxes, and any amendment thereto.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Toll Manufacturing Agreement” means a toll manufacturing agreement, dated as of the Closing Date, between Seller and the Company, substantially in the form set forth on Exhibit D.
“Transaction Agreements” means, taken together, this Agreement, the Supply Agreement, the Toll Manufacturing Agreement, the Secondment Agreement and the Transition Services Agreement.
“Transactions” means the transactions contemplated by the Transaction Agreements.
“Wichita Real Estate Purchase Agreement” means that certain Real Estate Purchase Contract, dated June 2, 2017, between the Company and Sharpline Investing Company, LLC, a Kansas limited liability company.
(b)    “For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounting Firm	Section 1.05(b)
Allocation	Section 6.03
Agreement	Preamble
Borrowed Money Indebtedness	Section 1.04(b)(i)(A)
Business Entity	Section 5.07(a)
Canadian NewCo	Section 5.19
Closing	Section 1.04(a)
Closing Date	Section 1.04(a)
Collar Amount	Section 1.05(d)
Company	Preamble
Company Policies	Section 3.18
Company Savings Plan	Section 7.02(c)

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Term	Section
Confidentiality Agreement	Section 5.02(a)
Continuing Employees	Section 7.01(b)
CSP Transfer Date	Section 7.02(c)
CTDEEP	Section 1.04(d)(xiii)
D&O Costs	Section 5.13(b)
D&O Expenses	Section 5.13(b)
D&O Indemnifiable Claim	Section 5.13(b)
D&O Indemnified Person	Section 5.13(a)
D&O Indemnifying Party	Section 5.13(b)
Debt Payoff Recipients	Section 1.04(b)(i)(A)
DSS Companies	Preamble
ECAF	Section 1.04(d)(xiii)
Effective Date	Preamble
Employee List	Section 7.01(b)
Employee Plans	Section 3.10(a)
Employee Transfer Date	Section 7.01(b)
Estimated Final Working Capital	Section 1.03
Excluded Employee	Section 7.01(b)
Financial Statements	Section 3.05(a)
Final Closing Statement	Section 1.05
Foreign Plan	Section 3.10(i)
Form III	Section 1.04(d)(xiii)
General Enforceability Exceptions	Section 2.02
HSR Clearance	Section 5.06(a)
Insurance Policies	Section 3.18
Interim Balance Sheet	Section 3.05(a)
In-scope Employee	Section 7.01(b)
Joint Contract	Section 3.19(d)
Material Contracts	Section 3.14(a)(xii)
Parent Policies	Section 3.18
Permits	Section 3.09(b)
PolyOne Savings Plan	Section 7.02(b)
Purchase and Sale	Section 1.04(a)
Purchase Price	Section 1.02
Purchaser	Preamble
Purchaser Fundamental Representations	Section 10.01
Purchaser Indemnified Parties	Section 10.02(a)
Purchaser Prepared Tax Returns	Section 6.05(b)
Purchaser’s Flexible Spending Account Plan	Section 7.02(e)
Purchaser’s Savings Plans	Section 7.02(b)
Purchaser Group Health Plan	Section 7.02(a)

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Term	Section
Real Property	Section 3.12(a)
Restricted Period	Section 5.07(a)
Representatives	Section 5.04
Seller	Preamble
Seller Indemnified Parties	Section 10.03(a)
Seller Prepared Tax Returns	Section 6.05(a)
Seller’s Flexible Spending Account Plan	Section 7.02(e)
Seller Group Health Plan	Section 7.02(a)
Shared Contract	Section 3.19(c)
Termination Date	Section 9.01(b)
Third-Party Claim	Section 10.04(a)
Tradenames and Trademarks	Section 5.10(b)
Transaction Accounting Principles	Section 3.05(a)
Transaction Expense Amount	Section 1.04(b)(i)(B)
Transaction Expense Recipients	Section 1.04(b)(i)(B)
Transfer Taxes	Section 6.04
Transition Services Agreement	Section 1.04(c)(ii)
Units	Preamble
WARN	Section 3.11(e)
WARN Act	Section 5.08
Section 11.02.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement will be in writing and will be given (a) when personally delivered, (b) if sent by United States certified mail, return receipt requested, postage prepaid, on delivery by the United States Postal Service or (c) if sent by facsimile, email or receipted overnight courier services, on the Business Day received, in each case, addressed to the respective Parties as follows:
if to Purchaser, to:
c/o Arsenal Capital Partners
100 Park Avenue
31st Floor
New York, New York 10017
Attention: Tim Zappala
Facsimile No.: (212) 771-1718
Email: tzappala@arsenalcapital.com

with copies to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

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Attention: Ted M. Frankel, P.C.
Facsimile No.: 312-862-2200
Email: tfrankel@kirkland.com
if to Seller, to:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attention: Lisa Kunkle, General Counsel
Facsimile No.: (440) 930-3839
Email: lisa.kunkle@polyone.com
with copies to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: James P. Dougherty
Facsimile No.: (216) 579-0212
Email: jpdougherty@jonesday.com
if, prior to the Closing, to the Company, to:
PolyOne Designed Structures and Solutions, LLC
33587 Walker Road
Avon Lake, Ohio 44012
Attention: Secretary
Facsimile No.: (440) 930-3830
with copies to:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attention: Lisa Kunkle, General Counsel
Facsimile No.: (440) 930-3839
Email: lisa.kunkle@polyone.com
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: James P. Dougherty
Facsimile No.: (216) 579-0212
Email: jpdougherty@jonesday.com

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if, following the Closing, to the Company, to
c/o NLIN Plastics LLC
c/o Arsenal Capital Partners
100 Park Avenue
31st Floor
New York, New York 10017
Attention: Tim Zappala
Facsimile No: (212) 771-1718
Email: tzappala@arsenalcapital.com
with copies to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Ted M. Frankel, P.C.
Facsimile No.: 312-862-2200
Email: tfrankel@kirkland.com
or such other address, email address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.
Section 11.03.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.04.    Expenses. Except as otherwise provided in this Agreement (including in relation to the DSS Transaction Expenses pursuant to Section 5.14 hereof), all costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such cost or expense; provided, however, that Purchaser will be responsible for all filing and other similar fees payable in connection with obtaining the Required Regulatory Approval. For the avoidance of doubt, all premiums and other expenses payable in connection with the R&W Insurance Policy are the obligations of Purchaser, and Seller shall not have any Liability with respect thereto.
Section 11.05.    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Purchaser may, without the consent of any other Party, assign its rights and obligations hereunder, in whole or in part, (i) to any of its Affiliates, provided that such assignment shall not relieve Purchaser of its

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obligations hereunder, (ii) from and after the Closing for collateral security purposes to any lender providing financing to Purchaser or its Affiliates or (iii) from and after the Closing, upon written notice to Seller, to any subsequent acquirer of Purchaser, the Company or all or substantially all of their respective assets, taken as a whole.
Section 11.06.    Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 11.07.    Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York located in New York County (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the Southern District of New York) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any other court and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 11.02.
Section 11.08.    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
(b)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS

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AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.08.
Section 11.09.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures were upon the same instrument. The electronic facsimile transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement. Except as otherwise expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 11.10.    Definitional and Interpretative Provisions. The following provisions will be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used; (b) all definitions set forth in this Agreement will be deemed applicable whether the words defined are used in the singular or the plural; (c) wherever used, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined will be construed in accordance with GAAP; (e) this Agreement will be deemed to have been drafted by the Parties and this Agreement will not be construed against any Party as the principal draftsperson; (f) any references to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions will, when the context requires, be considered citations to such statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (h) the Exhibits and the Disclosure Schedule attached to this Agreement are incorporated by reference and will be considered part of this Agreement; (i) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision; (j) unless otherwise expressly provided, wherever the consent of any Person is required or permitted, such consent may be withheld in such Person’s sole and absolute discretion; (k) “including” means “including, without limitation;” (l) the words “in the ordinary course of business” and “in the ordinary course of business consistent with past practice” shall be construed to mean the ordinary course of business of the Company, consistent in nature, scope and magnitude with past practices; (m) the phrase “made available” shall be construed to mean uploaded to the Data Room at least one Business Day prior to the Effective Date and that Purchaser and its representatives have had continuous access to such materials; and (n) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is otherwise material. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein, will have the meaning as defined in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement will be construed as if

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drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 11.11.    Entire Agreement. This Agreement, together with the other Transaction Agreements and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of the Transaction Agreements and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of the Transaction Agreements.
Section 11.12.    Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Disclosure Schedule will be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent on its face; provided that no matter shall be deemed disclosed in respect of clause (ii) of Section 3.06(b) of the Disclosure Schedule unless actually set forth on such Section of the Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.
Section 11.13.    Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.
Section 11.14.    Attorney-Client Privilege and Conflict Waiver.
(a)    It is acknowledged by the Parties that Seller and its Affiliates have retained Jones Day to act as its counsel in connection with the Transactions and that Jones Day has not acted as counsel for any other Person in connection with the Transactions. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser or any of its Affiliates and Seller or any of its Affiliates in respect of the Transactions, any Transaction Agreement or the negotiation thereof, Jones Day may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Purchaser or any of its Affiliates and even though Jones Day may have represented the Company in a matter substantially related to such dispute, and Purchaser hereby waives, on behalf of themselves and each of its Affiliates, any conflict of interest in connection with such representation by Jones Day. Purchaser further agrees that, as to all communications, whether written or electronic, among Jones Day and Seller and its Affiliates, and all files attorney notes, drafts or other

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documents that relate in any way to the Transactions and that predate the Closing, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to Seller (or its Affiliates, as appropriate) and will be controlled by Seller (or its Affiliates, as appropriate) and, subject to the following sentence, will not pass to or be claimed by Purchaser or the Business following the Closing. Purchaser will take, and to cause its respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 11.14(a). Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company, on the one hand, and any third party that is not Seller or an Affiliate of Seller, on the other hand, after the Closing, Purchaser and/or the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Jones Day to such third party; provided, however, that Purchaser and/or the Company may not waive such privilege without the prior written consent of Seller.
(b)    The Parties understand that nothing in this Agreement, including the foregoing provision regarding the ownership and assertion of privilege, will be deemed to be a waiver of any applicable attorney-client privilege. The Parties further understand that the Parties have each undertaken reasonable best efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Parties further understand that the consummation of the Transactions may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Parties further understand that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Parties will use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Party upon becoming aware of its existence.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

PURCHASER:

NLIN PLASTICS LLC

By: /s/ Joseph Rooney
      Name: Joseph Rooney
      Title: Vice President

SELLER:

POLYONE CORPORATION

By: /s/ Joel Rathbun
      Name: Joel Rathbun
      Title: SVP, M&A

COMPANY:

POLYONE DESIGNED STRUCTURES AND SOLUTIONS LLC

By: /s/ James N Sloan
      Name: James N Sloan
      Title: Chief Financial Officer

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